UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPARTAN STORES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

SPARTAN STORES, INC. d/b/a SPARTANNASH COMPANY 850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan 49518-8700 (616) 878-2000

April 14, 2014

Dear Shareholder:

We cordially invite you to attend the 2014 Annual Meeting of Shareholders of Spartan Stores, Inc., d/b/a SpartanNash Company, to be held on Wednesday, May 28, 2014, at the JW Marriott Hotel, 235 Louis Street NW, Grand Rapids, Michigan 49503, beginning at 9:00 a.m., Eastern Daylight Time.

The following pages contain the formal notice of meeting and proxy statement describing the matters to be acted upon at the Annual Meeting. We encourage you to read the proxy statement carefully. Securities and Exchange Commission rules allow us to furnish our proxy statement and annual report to our shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of the documents related to our Annual Meeting.

The meeting will consist primarily of the matters to be considered and voted upon by the shareholders. Management will present a brief report on results for the fiscal transition period ended December 28, 2013 and shareholders will have an opportunity to ask questions. Please note that there will be no gift bags, product samples or refreshments.

The annual meeting will continue to be webcast live. Anyone may access the webcast by visiting the “Investor Relations” section of our website, www.spartannash.com, and following the links to the live webcast. It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Please vote your shares using any of the means described in our proxy statement. Regardless of whether or not you plan to attend the Annual Meeting, voting your shares prior to the meeting will not affect your right to vote in person if you attend.

Please note that attendance will be limited to shareholders of the Company and the holders of shareholder proxies. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must present a copy of a brokerage statement reflecting stock ownership as of March 31, 2014. For all attendees, admission to the meeting will require presentation of a valid driver’s license or other federal or state issued photo identification. Thank you.

Sincerely,

Dennis Eidson

President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR

VOTE BY TELEPHONE OR INTERNET.

SPARTAN STORES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2014 Annual Meeting of Shareholders of Spartan Stores, Inc., d/b/a SpartanNash Company, will be held at the JW Marriott Hotel, 235 Louis Street NW, Grand Rapids, Michigan 49503, on Wednesday, May 28, 2014, at 9:00 a.m., Eastern Daylight Time. At the meeting, we will consider and vote on:

1.	The election of eleven directors from among the nominees identified in this proxy statement;
2.	Approval of an amendment to the Company’s Articles of Incorporation to change the name of the Company from “Spartan Stores, Inc.” to “SpartanNash Company”;
3.	Advisory approval of the Company’s executive compensation (the “say-on-pay” vote);
4.	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year (the fiscal year ending January 3, 2015); and
5.	Any other business that may properly come before the meeting.

You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on March 31, 2014.

If you plan to attend the meeting: Please note that attendance will be limited to shareholders of the Company, the holders of shareholder proxies and invited guests. Admission to the meeting will require presentation of a valid driver’s license or other federal- or state-issued photo identification. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must bring a copy of a brokerage statement reflecting stock ownership as of March 31, 2014 to be admitted to the meeting.

The meeting will consist primarily of the matters to be considered and voted upon by the shareholders. Management will present a brief report on results for the fiscal transition period ended December 28, 2013 and shareholders will have an opportunity to ask questions. Please note that there will be no gift bags, product samples or refreshments.

Important Notice Regarding the Availability of Proxy Materials: SpartanNash’s Proxy Statement and annual report to Shareholders for the fiscal year ended December 28, 2013 are available for viewing via the Internet at www.edocumentview.com/SPTN.

In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission in the “Investor Relations” section of our website, www.spartannash.com, by clicking the “SEC Filings” link.

BY ORDER OF THE BOARD OF DIRECTORS

Kathleen M. Mahoney

Executive Vice President General Counsel and Secretary

April 14, 2014

Your vote is important. Even if you plan to attend the meeting, PLEASE VOTE PROMPTLY BY TELEPHONE OR INTERNET, OR BY SIGNING, DATING AND RETURNING A PROXY CARD. See the information in the Questions and Answers section of our proxy statement regarding how to vote by telephone or internet, obtain a printed proxy card, revoke a proxy, and vote in person.

Proxy Summary

SPARTAN STORES, INC.

d/b/a SPARTANNASH COMPANY

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 28, 2014

PROXY STATEMENT

Dated April 14, 2014

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should carefully read the entire proxy statement and the Company’s Form 10-K before voting.

Annual Meeting of Shareholders

• Date and Time	May 28, 2014; 9:00 a.m. Eastern Daylight Time
• Place	JW Marriott Hotel 235 Louis Street NW Grand Rapids, Michigan 49503
• Record Date	March 31, 2014
• Voting	Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
• Admission	The 2014 Annual Meeting Admission Ticket, notice of availability of proxy materials or brokerage statement and valid driver’s license or other federal or state issued photo identification is required to enter the SpartanNash annual meeting.

Meeting Agenda

•	Election of eleven directors

•	Approval of an amendment to the Company’s Articles of Incorporation to change the name of the Company from “Spartan Stores, Inc.” to “SpartanNash Company”

•	Advisory approval of the Company’s executive compensation

•	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 3, 2015

•	Transact any other business that may properly come before the meeting

SpartanNash Company Proxy Statement          | Page 1

Proxy Summary

Voting Matters and Vote Recommendations

Management Proposals	Board Vote Recommendation	Page References (for more detail)

Election of Directors	FOR each Director Nominee	14
Amendment to Articles of Incorporation	FOR	15
Advisory Vote on Executive Compensation	FOR	15
Ratification of Auditors	FOR	16

Fiscal Year End Change

As previously announced in November 2013, the Company has changed its fiscal year end from the last Saturday in March to the Saturday closest to December 31. This proxy statement reports information for the 39-week fiscal transition period ended December 28, 2013, which we refer to as “FYE 12/28/13” throughout this proxy statement. Following FYE 12/28/13, we will report on twelve-month fiscal years. The fiscal years ended March 31, 2012, and March 30, 2013 (referred to as FYE 3/31/12 and FYE 3/30/13, respectively) reflect the twelve-months preceding the end date of each year.

Board Nominees

In connection with the completion of the merger (sometimes referred to as the “Merger”) of Spartan Stores and Nash-Finch Company (“Nash Finch”) on November 19, 2013, we appointed the following director nominees to the Board: Mickey Foret, Douglas Hacker, Hawthorne Proctor, and William Voss, each a director of Nash Finch prior to the Merger. Also in connection with the Merger, Wendy Beck resigned from the Board of Directors to reduce the number of continuing Spartan Stores directors to seven, which was the number required under the merger agreement between Spartan Stores and Nash Finch. On July 19, 2013, Frederick Morganthall, II resigned as a director due to the proposed merger of The Kroger Co. with Harris Teeter Supermarkets, Inc., for which Mr. Morganthall serves as President and Chief Operating Officer.

Page 2 |          SpartanNash Proxy Statement

Proxy Summary

The following table provides summary information about each director who is nominated for election to serve a term of one year.* Each director nominee is a current director and, during FYE 12/28/13, attended at least 75% of the meetings of the Board and each committee on which he or she sat.

Name	Age	Director Since	Occupation	Independent	Committee Memberships
					AC	CC	NCGC

M. Shân Atkins	57	2003	Managing Director of Chetrum Capital LLC	✓	F		M

Dennis Eidson	60	2007	President and Chief Executive Officer of SpartanNash

Mickey P. Foret	68	2013	Retired Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. and Retired Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc.	✓	C,F		M

Frank M. Gambino	60	2003	Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program in the Haworth College of Business at Western Michigan University	✓	M

Douglas A. Hacker	58	2013	Independent Business Executive	✓		M	C

Yvonne R. Jackson	64	2010	President, Principal and Co-Founder of BeecherJackson	✓		C	M

Elizabeth A. Nickels	51	2000	Executive Director, Herman Miller Foundation	✓	F

Timothy J. O’Donovan	69	2003	Retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc.	✓		M	M

Hawthorne L. Proctor	66	2013	Managing Partner of Proctor & Boone Consulting LLC and Senior Logistic Consultant of Intelligent Decisions, Inc.	✓	M

Craig C. Sturken	70	2003	Retired Chief Executive Officer of SpartanNash	✓

William R. Voss	60	2013	Managing Director of Lake Pacific Partners, LLC	✓		M	M

SpartanNash Company Proxy Statement          | Page 3

Proxy Summary

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NCGC	Nominating and Corporate Governance Committee	F	Financial Expert/Member

* Frederick J. Morganthall and Wendy A. Beck each served as a director for part of FYE 12/28/13 prior to resigning from the Board. Each of Ms. Beck and Mr. Morganthall were independent directors under Nasdaq Marketplace Rules.

Corporate Governance Highlights

The Board believes that effective corporate governance should reinforce a culture of corporate integrity, foster the Company’s pursuit of profitable growth and ensure quality and continuity of corporate leadership. In light of this belief, the Board has adopted the following corporate governance standards:

•	Declassified the Board of Directors; the transition to the annual election of all Directors was completed as of the 2013 Annual Meeting.
•	Established the requirement that the Board consist of at least two-thirds independent directors.
•

Established the policy that any director who receives a greater number of votes “withheld” than votes “for” in an uncontested election at an annual meeting of shareholders is required to promptly offer his or her resignation from the Board for the Nominating and Corporate Governance Committee to consider.

•

Separated the roles of Chief Executive Officer and Chairman of the Board. However, because the Chairman of the Board is a former Chief Executive Officer, the Board has appointed a lead independent director.

•

Adopted a policy prohibiting our officers and directors from entering into transactions that “hedge” the value of our common stock and from pledging shares of our common stock (including holding shares in a margin account).

•	Adopted a “clawback policy” that provides for the recovery of incentive compensation in the event of a financial restatement, misconduct, and certain other circumstances.

Director Independence

•	Ten of our eleven directors are independent under Nasdaq Marketplace Rules.
•	Each of our Board’s standing committees is 100% independent, and therefore our independent directors are engaged in all aspects of our Board’s work.
•

The Board has appointed a Lead Independent Director. The Lead Independent Director acts as the principal liaison between the independent directors and the Chairman of the Board and performs the responsibilities described in detail on page 19 of this proxy statement.

•	There are regular executive sessions of non-employee directors, and any independent director may call an executive session and raise matters for discussion at these executive sessions.
•	Annually, our Nominating and Corporate Governance Committee evaluates our Board.
•	Our Board and each committee may engage independent advisors at their sole discretion.

Page 4 |          SpartanNash Proxy Statement

Proxy Summary

Board Diversity

Our Board considers a range of types of diversity with respect to our Board, including race and gender, and our Board reflects diverse viewpoints, backgrounds, skills, experiences and expertise.

Auditors

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 3, 2015 (FYE 1/3/15).

Executive Compensation Advisory Vote

In 2013, the Company’s shareholders voted by 96% to approve the compensation paid to our named executive officers. In 2011, the Company’s shareholders voted to hold advisory votes on executive compensation on an annual basis. The next shareholder advisory vote on the frequency of shareholder say-on-pay votes is expected to occur in 2017.

Accordingly, this year we are also asking our shareholders to approve on an advisory basis our named executive officer compensation for FYE 12/28/13. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goal of attracting, motivating, rewarding and retaining the senior management talent required to achieve our corporate objectives and increase shareholder value through long-term profitable growth.

Executive Compensation Highlights

•	Our Compensation Committee continued our pay-for-performance philosophy in FYE 12/28/13.

•	Our equity-based awards require continuing service and have forfeiture provisions.

•	All of our cash incentive awards are performance-based and our long-term cash incentive awards are subject to an additional service requirement.

•

Our executives must hold at least 50% of all shares acquired through the Company’s stock incentive plans and other forms of stock based compensation until they are in compliance with our stock ownership guidelines.

•	Our Compensation Committee considers whether our compensation programs will encourage excessive or unnecessary risk-taking.

•	The Board of Directors has adopted a policy prohibiting the hedging and pledging of the Company’s securities by directors and executive officers.

•	In March 2014, the Board of Directors adopted a clawback policy.

Business Context

Our transition FYE 12/28/13 ranked among the most exciting times in our Company’s history as we completed a transformative merger with Nash-Finch Company, bringing together two highly complementary organizations to form a leader in food distribution.

SpartanNash Company Proxy Statement          | Page 5

Proxy Summary

With the completion of the Merger in November 2013, we began operating under the name SpartanNash Company, which represents the combination of our two companies’ capabilities and our shared passion for integrity, teamwork and dedication to the customers we serve. By combining our resources, expertise and talent, we have strengthened our business and positioned the Company to better compete in the evolving grocery industry. The combination of Spartan Stores’ strong retail and grocery distribution operations in Michigan, Indiana, and Ohio and Nash Finch’s industry-leading position in grocery distribution to military commissaries and exchanges and it’s comprehensive wholesale grocery network throughout the U.S. has resulted in a $7.5 billion revenue company with 21 wholesale distribution centers covering 44 states and 172 corporate-owned supermarkets, and which is the leading distributor to military commissaries exchanges in the U.S.

FYE 12/28/13 also saw significant challenges. The fiscal transition period was affected by integration and transaction closing related costs of approximately $21 million. Challenging economic conditions continued to have an effect on the communities we service. However, we believe we successfully navigated the difficult consumer environment, launched a strong effort to integrate Spartan Stores and Nash Finch, made steady and meaningful progress on our strategic initiatives, and delivered another consistently solid financial performance.

•

For the 39-week FYE 12/28/13, consolidated net sales increased 28.9% to $2.6 billion, including $563.2 million in sales generated as a result of the Merger with Nash Finch, compared to $2.0 billion for the comparable 40-week period in the prior year. Excluding the impact of the extra week in the prior year and contributions from Nash Finch, consolidated net sales would have increased approximately 3.3%.

•

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”) [1] for the 39-week transition period increased 26.9% to $97.3 million, or 3.8 percent of net sales, compared to $75.9 million, or 3.7 percent of net sales, in the comparable period in the prior year, when including the extra week in the prior year. Excluding the impact of the extra week in the prior year and the contributions from Nash Finch, Adjusted EBITDA would have

1 Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings. Adjusted earnings from continuing operations is a non-GAAP operating financial measure that we define as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations. This information is discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s FYE 12/28/13 transition report on Form 10-K, which includes a reconciliation of Adjusted EBITDA to net earnings on a GAAP basis, a reconciliation of earnings from continuing operations to adjusted earnings from continuing operations and a discussion of why the Company believes these non-GAAP financial measures are useful to investors. A copy of our transition report on Form 10-K for the period ended December 28, 2013 is being provided with our proxy statement to our shareholders.

Page 6 |          SpartanNash Proxy Statement

Proxy Summary

increased approximately 7.4 percent in the transition period. Net earnings (the most directly comparable GAAP financial measure) for FYE 12/28/13 were $741,000, compared to $19.7 million for the comparable 40-week period in the prior year.

•

FYE 12/28/13 adjusted earnings from continuing operations[1] were $29.8 million, or $1.23 per diluted share, excluding net after-tax charges of $28.6 million primarily due to merger related expenses, asset impairment and restructuring charges, debt extinguishment and other unusual items. In the comparable period in the prior year, excluding the extra week and net after-tax charges of $0.9 million, adjusted earnings from continuing operations were $20.5 million, or $0.94 per diluted share. Earnings from continuing operations (the most directly comparable GAAP financial measure) for FYE 12/28/13 were $1.2 million, or $0.05 per diluted share, compared to $19.9 million, or $0.91 per diluted share, for the comparable period 40-week period in the prior year.

•

In May 2013, the Board of Directors approved a 12.5% increase in the quarterly cash dividend, from $0.08 per share to $0.09 per share. In connection with the Merger, the Board of Directors determined that the initial quarterly cash dividend of the combined company would be $0.12 per share, an additional increase of 33%.

FYE 12/28/13 Chief Executive Officer Compensation

•	The realizable total direct compensation (defined as salary, stock awards, and non-equity incentive compensation) of Mr. Dennis Eidson, our President and CEO, increased by 10%;

•	Our CEO and other named executive officers were paid for FYE 12/28/13 annual incentive bonuses above target levels, as adjusted for the fiscal transition period;

•

Our CEO and other named executive officers earned for FYE 12/28/13 above target level for the earnings per share component and at target for the return on invested capital (ROIC) component of the long-term incentive award, as target levels were adjusted for the fiscal transition period;

•

Our CEO and other named executive officers did not earn for FYE 12/28/13 any portion of the ROIC component of the long-term incentive award that was previously granted in May 2012 because performance was below threshold; and

•	No discretionary bonuses were paid to the named executive officers, consistent with prior years.

SpartanNash Company Proxy Statement          | Page 7

Proxy Summary

Tables illustrating the year-over-year change in CEO compensation and illustrating the compensation mix (at target level) for the CEO and all named executive officers in the aggregate appear below.

* FYE 12-28-13 Restricted Stock Value does not include incremental fair value adjustments due to modification of retirement provisions disclosed in Footnote 1 of the Summary Compensation Table.

Analysis of Mr. Eidson’s FYE 12/28/13 compensation is set forth in more detail beginning on page 43.

Page 8 |          SpartanNash Proxy Statement

Proxy Summary

Executive Compensation Mix

As illustrated below, the Company’s Chief Executive Officer’s compensation, at target level, is comprised of 25% base salary, 25% annual incentives and 50% long-term incentives. The Company’s named executive officers’ compensation, at target level, is comprised of 42% base salary, 21% annual incentives and 37% long-term incentives.

SpartanNash Company Proxy Statement          | Page 9

Questions and Answers

Questions and Answers

Use of Terms

In this proxy statement, “we,” “us,” “our,” the “Company,” “Spartan Stores” and “SpartanNash” refer to Spartan Stores, Inc., d/b/a SpartanNash Company, and “you” and “your” refer to each shareholder of SpartanNash.

Questions and Answers about the Proxy Materials and Our 2014 Annual Meeting

Q.	Why am I receiving these materials?

A.	The Company’s Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the SpartanNash 2014 annual meeting of shareholders, which will take place on May 28, 2014 at the JW Marriott Hotel, 235 Louis Street NW, Grand Rapids, Michigan 49503, at 9:00 a.m., Eastern Daylight Time. Shareholders are invited to attend the annual meeting and are requested to vote upon the proposals described in this proxy statement.

Q.	Why am I being asked to review materials on-line?

A.	As allowed by rules adopted by the SEC, the Company has elected to provide access to its proxy materials to certain shareholders via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referenced in the Notice or request to receive a printed set of the proxy materials. You can find instructions on how to access the proxy materials over the Internet in the Notice.
Shareholders may request to receive this year’s proxy materials in printed form by mail or electronically by email. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet for convenient access to the materials and to help reduce the environmental impact of its annual meetings.

Q.	What information is contained in these materials?

A.	The information included in this proxy statement relates to the proposals to be voted upon at the annual meeting, the voting process, the compensation of our named executive officers and directors, and certain other information.

Q.	When did the Company begin sending and delivering this proxy statement to shareholders?

A.	We mailed a Notice of Internet Availability of Proxy Materials to our shareholders on approximately April 14, 2014.

Q.	Who may attend the meeting?

A.	Only the Company’s shareholders, their duly appointed proxies and invited guests may attend the meeting. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must bring a copy of a brokerage statement reflecting stock ownership as of March 31, 2014. All attendees must present a valid driver’s license or other federal or state issued photo identification.

Page 10 |          SpartanNash Proxy Statement

Questions and Answers

Q.	What proposals will be voted on at the annual meeting?

A.	There are three proposals scheduled to be voted on at the annual meeting:

•	election of eleven directors from among the nominees in this proxy statement for one-year terms expiring in 2015;

•	approval of an amendment to the Company’s Articles of Incorporation to change the name of the Company from “Spartan Stores, Inc.” to “SpartanNash Company”;

•	advisory approval of the Company’s executive compensation;

•	ratification of the selection of Deloitte & Touche LLP as our independent auditors for FYE 1/3/15.

In addition, any other business that may properly come before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote for you on those matters.

Q.	How does the Company’s Board of Directors recommend that I vote?

A.	Your Board of Directors recommends that you vote FOR election of each nominee named in this proxy statement, FOR the amendment to the Articles of Incorporation, FOR the approval of the compensation of the Company’s named executive officers, and FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors.
Q.	Who may vote?

A.	You may vote at the annual meeting if you were a shareholder of record of SpartanNash common stock at the close of business on March 31, 2014. Each shareholder is entitled to one vote per share of SpartanNash common stock on each matter presented for a shareholder vote at the meeting. As of March 31, 2014, there were 37,788,263 shares of SpartanNash common stock outstanding.

Q.	How do I vote?

A.	If you are a shareholder of record, SpartanNash offers you the convenience of voting through the Internet or by telephone, 24 hours a day, seven days a week. You may also vote by mail.

Internet Voting. You may vote via the Internet by visiting www.envisionreports.com/SPTN. You may navigate to the online voting site by clicking the “Cast Your Vote” button. Have the instructions attached to your proxy card ready when you access the site and follow the prompts to record your vote. This vote will be counted immediately and there is no need to send in your proxy card. Votes cast by Internet must be received by 1:00 a.m. Eastern Daylight Time on May 28, 2014.

Telephone Voting. To vote by telephone, dial the toll-free number on the instructions attached to your proxy card and listen for further directions. You must have a touch-tone phone. Telephonic votes will be counted immediately and there is no need to send in your proxy card. Votes cast by telephone must be received by 1:00 a.m. Eastern Daylight Time on May 28, 2014.

Voting by Mail. You may request a printed copy of your proxy card. If you properly sign and return the proxy card to the designated

SpartanNash Company Proxy Statement          | Page 11

Questions and Answers

address, the shares represented by that proxy card will be voted at the annual meeting and at any adjournment of the meeting. Votes cast by mail must be received no later than the start of the meeting.

If you specify a choice on the proxy card, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of each of the nominees named in this proxy statement, and for each of the proposals described in this proxy statement. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

Q.	How do I vote if my shares are held in “street name”?

A.	You hold your shares in “street name” if your shares are registered in the name of a bank, broker or other nominee (which we will collectively reference as your “broker”). If you hold your shares in street name, then your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. PLEASE USE THE VOTING FORMS AND INSTRUCTIONS PROVIDED BY YOUR BROKER OR ITS AGENT. These forms and instructions typically permit you to give voting instructions by telephone or Internet, using a number or Internet address provided by the broker. You will NOT be able to vote street name shares using the internet address or telephone numbers established for registered shareholders as described in the prior Question and Answer. If you are a street name holder and later want to change your vote, you must contact your broker.

Please note that you may NOT vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	What happens if I do not cast a vote?

A.	If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you hold your shares in street name and do not provide timely voting instructions to your broker, your bank or broker may vote your shares only on “routine” matters, such as the ratification of the Company’s independent public accounting firm. NYSE rules applicable to its member firms provide that your broker may not vote uninstructed shares on a discretionary basis on non-routine matters, such as the election of directors or approval of the executive compensation proposal. In such cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on non-routine matters. This is called a “broker non-vote.”

Q.	What effect do broker non-votes have on the voting on the proposals?

A.	Although broker non-votes count for quorum purposes, we do not count them as votes for or against any proposal.

Therefore, if you hold your shares in street name it is critical that you cast your vote if you want your vote to count.

Q.	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by taking any of the following four actions:

•	by delivering written notice of revocation to the Company’s Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

Page 12 |          SpartanNash Proxy Statement

Questions and Answers

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	by casting a subsequent vote via telephone or the Internet, as described above; or

•	by attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

Q.	What is the quorum requirement for the annual meeting?

A.	To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of SpartanNash common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Q.	May the annual meeting be adjourned?

A.	Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted in the discretion of the proxy holder on a proposal to adjourn the meeting. If a quorum is not present at the meeting, we expect the Chairman of the Board to adjourn the meeting to solicit additional proxies, as is authorized under the Company’s Bylaws. In addition, the
Chairman may adjourn the meeting in the event of disorder or under other circumstances consistent with the Company’s bylaws and rules of conduct for the annual meeting.

Q.	What vote is necessary to approve the proposals?

A.	Election of Directors. A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee. As discussed in the Corporate Governance Principles section of this Proxy Statement, a director-nominee receiving a greater number of votes “withheld” than votes “for” election is required to offer promptly his or her resignation to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Corporate Name Change. The approval of the proposed amendment to our Articles of Incorporation to change the name of the Company to “SpartanNash Company” requires the approval of a majority of the outstanding shares of Company common stock entitled to vote at the meeting. Failures to vote, broker non-votes, and abstentions will have the same effect as a vote against the proposal.

Advisory Vote on Executive Compensation. The advisory vote on executive compensation (the “say on pay” vote) will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of approval. Abstentions,

SpartanNash Company Proxy Statement          | Page 13

Questions and Answers

broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted on this proposal voted in favor of approval. Because your vote is advisory, it will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Ratification of Independent Auditors. The ratification of the selection of Deloitte & Touche LLP as our independent auditors for FYE 1/3/15 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted on this proposal voted in favor of this proposal.

Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of each such proposal.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q.	Where can I find the voting results of the annual meeting?

A.	We will announce preliminary voting results at the annual meeting and publish final results in a current report on Form 8-K within four business days after the annual meeting.

Election of Directors

The Board of Directors proposes that the following eleven individuals be elected as directors of SpartanNash for a one-year term expiring at the 2015 annual meeting of shareholders:

M. Shân Atkins

Dennis Eidson

Mickey P. Foret

Frank M. Gambino

Douglas A. Hacker

Yvonne R. Jackson

Elizabeth A. Nickels

Timothy J. O’Donovan

Hawthorne L. Proctor

Craig C. Sturken

William R. Voss

Biographical information concerning the nominees appears below under the heading “The Board of Directors.” The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy

Page 14 |          SpartanNash Proxy Statement

Election of Directors

card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than eleven nominees.

Your Board of Directors recommends that you vote FOR election of all nominees as directors.

Corporate Name Change

The Board of Directors proposes that Article I of the Company’s articles of incorporation be amended to read in its entirety as follows: “The name of the Corporation is SpartanNash Company.” The new name reflects the Merger of Spartan Stores, Inc. and Nash-Finch Company, which was completed on November 19, 2013. The

Company has done business under the “SpartanNash Company” name since the Merger.

Your Board of Directors recommends that you vote FOR the approval of the amendment to change the corporate name to SpartanNash Company.

Advisory (Non-Binding) Approval of the Compensation of Named Executive Officers

As required under Section 14A of the Securities Exchange Act of 1934, shareholders may cast an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

As described in more detail in the “Executive Compensation” section of this proxy statement, the Company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent to manage the Company to achieve our corporate objectives and increase shareholder value through long-term profitable growth. Our compensation programs are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. For these reasons, and the reasons discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of Spartan Stores, Inc., d/b/a SpartanNash Company

(the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders under the heading entitled “Executive Compensation.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy and programs described in this proxy statement.

The vote is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and will take the results of the vote into consideration when making future decisions regarding executive compensation.

Your Board of Directors Recommends That You Vote FOR Approval of the Compensation of the Company’s Named Executive Officers.

SpartanNash Company Proxy Statement          | Page 15

Ratification of Selection of Independent Auditors

Ratification of Selection of Independent Auditors

SpartanNash’s Audit Committee has approved the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors to audit the financial statements and internal controls of SpartanNash and its subsidiaries for FYE 1/3/15, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Deloitte to serve as the Company’s independent auditors for the fiscal year ending January 3, 2015.

The independence of the Company’s independent public accounting firm is of paramount concern to the Audit Committee and the Board of Directors. The Audit Committee evaluates the independence of the auditors at least annually. Deloitte has provided written affirmation that they are independent under all applicable standards, and the Audit Committee believes that Deloitte has effective internal monitoring of their independence. The Company and Deloitte have complied with SEC requirements on audit partner rotation. The lead audit partner was most recently replaced for FYE 12/28/13.

Independence is not the sole factor in the selection of the Company’s independent auditor.

The Audit Committee also considers price, quality of service and knowledge of SpartanNash and the Company’s industry when considering auditor selection.

More information concerning the relationship of the Company with its independent auditors appears below under the headings “Audit Committee,” “Independent Auditors,” and “Audit Committee Report.”

If the shareholders do not ratify the selection of Deloitte, the Audit Committee will consider a change in auditors for the next year.

Representatives of Deloitte are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Your Audit Committee, which consists entirely of independent directors, and Board of Directors recommend that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for FYE 1/3/15.

Corporate Governance Principles

SpartanNash is committed to developing and implementing principles of corporate governance to help the Board fulfill its responsibilities to shareholders and to provide a framework for overseeing the management of the Company. The formal requirements pertaining to SpartanNash’s corporate governance structure are set forth in our restated articles of incorporation, bylaws and committee charters. In addition, the Board has adopted a written Corporate Governance Policy. The Policy is designed to communicate our fundamental governance principles and to provide management, associates, and shareholders with insight to the Board’s ethical standards, expectations for conducting business, and decision-making processes. The Policy includes, among other things, guidelines regarding:

•	Board size and criteria;

•	director independence;

•	term limits and retirement of directors;

•	Board meetings and committees;

Page 16 |          SpartanNash Proxy Statement

Corporate Governance Principles

•	evaluation and compensation of the Board and executive officers;

•	directors’ access to management and outside advisors;

•	strategic planning;

•	succession planning; and

•	communications.

This section of our proxy statement summarizes certain charters, policies, and principles relating to SpartanNash’s corporate governance. More information regarding the Company’s corporate governance, including a copy of our Corporate Governance Policy, is available in the “Investor Relations—Corporate Governance” section of our website, www.spartannash.com.

Declassification of the Board of Directors

In 2010, the Board of Directors unanimously recommended, and the shareholders approved, amendments to the Company’s Articles of Incorporation that declassified the Board and caused each director to be elected annually for a one-year term. Previously, the Board had been divided into three classes of directors serving three year terms.

The declassification was phased in over a three-year period, which began at the 2011 Annual Meeting. This declassification was completed as of the 2013 Annual Meeting. Going forward, each director of the Company will stand for election for a one-year term of office.

Director Independence

The Board believes that the independence of directors is an essential feature of the Company’s governance. Independent directors help assure that the Board and its committees are dedicated to acting in the best interests of the shareholders. Accordingly, SpartanNash’s Corporate Governance Policy requires that at least two-thirds of the directors must be independent (as defined by the applicable standards of the Nasdaq Listing Rules). More than two-thirds of the Company’s Board has consisted of independent directors for at least ten years. Currently, ten of SpartanNash’s eleven directors are independent under Nasdaq Marketplace Rules. At present, the Board has only two current or former management directors: Craig Sturken, the current Chairman of the Board, former Executive Chairman (having served in this capacity from October 2008 to February 2011) and former Chief Executive Officer (having served in this capacity from March 2003 to October 2008), and Dennis Eidson, the current President and Chief Executive Officer.

The Board of Directors’ Role in Risk Oversight

Management of risk is the direct responsibility of the Company’s senior leadership team. The Board of Directors is responsible for overseeing the Company’s risk management and risk mitigation. In its oversight of the Company’s risk-management process, the Board seeks to ensure that the Company is informed and deliberate in its risk-taking. The Company’s primary mechanisms for risk management are the Company’s enterprise risk management program (“ERM”), its internal audit program, strategic review sessions held between the Board and management, and the Company’s external audit by an independent accounting firm.

The Company relies on its ERM process to help identify, monitor, measure and manage risks. The ERM approach is designed to enable the Board of Directors to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities. The Company’s internal audit department provides management and the Board with information and analysis regarding operational, compliance and strategic risks, and seeks to improve business processes to minimize risks of fraud and abuse. Management and the

SpartanNash Company Proxy Statement          | Page 17

Corporate Governance Principles

internal audit department provide the Audit Committee with reports and updates on risk management matters at each Audit Committee meeting.

At least annually, the Board of Directors undertakes a comprehensive review of the Company’s strategic plan and objectives with management. This review necessarily involves the identification and assessment of strategic risks attendant to initiatives such as acquisitions and divestitures, major investments, financings and capital commitments.

The Board implements its risk oversight function both as a whole and through Committees, which meet regularly and report back to the full Board. In particular:

•

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the Company’s internal audit and ethics programs, including the Company’s codes of conduct and ethics. On a regular basis, the Audit Committee members meet independently with the Company’s head of internal audit and representatives of the independent auditing firm, the Company’s Chief Financial Officer, and outside legal counsel.

•

The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. As discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee reviews and approves compensation programs with features that mitigate risk without impairing the overall incentive nature of the compensation. The Compensation Committee also reviews senior leadership succession planning.

•

The Nominating and Corporate Governance Committee regularly reviews the Company’s governance structure and practices to promote the long-term interests of shareholders. The Nominating and Corporate Governance Committee also oversees the succession planning process for senior leadership positions.

Board Leadership Structure

The Nominating and Corporate Governance Committee and the Board of Directors evaluate, from time to time, the leadership structure of the Board of Directors in light of a variety of factors that the Board considers important, including efficiency, the Company’s current Board composition, the experience and skills of our management team, and other factors.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that at this time it is in the best interests of the Company and its shareholders to separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board, who previously served as the Company’s Chief Executive Officer for over five years, provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

Page 18 |          SpartanNash Proxy Statement

Corporate Governance Principles

When the Chairman of the Board is the current or former Chief Executive Officer, as is currently the case, the Board will elect, from among the independent directors, a Lead Independent Director. The role of the Lead Independent Director is to aid and assist the Chairman and the rest of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. Specific responsibilities and authority of the Lead Independent Director include:

•	acting as the principal liaison between the independent directors and the Chairman of the Board;

•	recommending matters for the Board to consider;

•

advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	developing the agenda for and chairing executive sessions of the Board of Directors and communicating with the Chairperson as appropriate;

•	presiding over Board meetings in the absence of or at the request of the Chairperson;

•	assisting in the recruitment of Board candidates;

•	providing performance feedback to the Chairperson (in coordination with the Nominating and Corporate Governance Committee);

•	requesting that management prepare specific materials for the Board’s review; and
•	recommending to the Chairman of the Board the retention of consultants who report directly to the Board.

The Board of Directors believes that this leadership structure supports the risk oversight function of the Board (discussed above) by allowing the Chief Executive Officer and senior management to focus on strategic opportunities and risks within the framework of the Company’s risk management programs, while the Board, under the leadership of the Chairman, provides oversight in connection with those efforts, and the Lead Independent Director helps promote overall effective governance.

Committee Charters

The Board has appointed three chartered committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board has approved a written committee charter for each of these committees. The charters define basic principles regarding each committee’s organization, purpose, authority and responsibilities. The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are available in the “Investor Relations—Corporate Governance” section of our website, www.spartannash.com.

Director Attendance

The Board is proud of its record of recruiting and retaining directors who have a diversity of experience; have the highest personal and professional integrity; have demonstrated exceptional ability and judgment; and are effective in serving the long-term interests of shareholders. Board and Committee attendance is critical to the proper functioning of the Board of Directors and is a priority. Each director is expected to make every effort to personally attend every Board meeting and every meeting of each Committee on which he or she serves as a member.

SpartanNash Company Proxy Statement          | Page 19

Corporate Governance Principles

SpartanNash’s Board of Directors held 11 meetings during FYE 12/28/13. In FYE 12/28/13, each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, at each regularly scheduled Board meeting.

Directors are also expected to attend the annual meeting of shareholders in person unless compelling personal circumstances prevent attendance. Despite the geographic diversity of their home cities, for at least the past nine years all of SpartanNash’s directors have attended the annual meetings of shareholders held during the periods in which they served as directors, with one exception for one director who was unable to attend one annual meeting of shareholders.

Alignment of Shareholder, Management, and Director Interests

The Board has long believed that directors and management should have a significant financial stake in the Company to align their interests with those of the shareholders. Therefore, the Board and the Compensation Committee have made equity awards a substantial component of management and director compensation. In addition, the Board of Directors has established stock ownership guidelines for corporate officers and directors to ensure that they face the same downside risk and upside potential as shareholders. Under the stock ownership guidelines, the Company’s executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a specified multiple of the executive’s annual base salary, ranging for various positions from five times the applicable salary to one times the applicable salary. Each member of the Board of Directors is also expected to acquire and continue to hold shares of the Company’s common stock having an aggregate market value from time to time which equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Please see the “Compensation Discussion and Analysis” and “Compensation of Directors” sections of this proxy statement for additional information.

Hedging and Pledging Prohibited

Consistent with the Board of Directors’ belief that ownership of the Company’s stock by our executive officers and members of the Board of Directors promotes alignment of the interests of the Company’s shareholders with those of its leadership, the Board recognizes that transactions that are designed to hedge or offset declines in the market value of the Company’s stock can disrupt this alignment, interfere with the Company’s compensation programs, and undermine our stock ownership policies. For these reasons, the Board has adopted a policy that prohibits an executive officer or director of the Company from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

The Board of Directors also recognizes that officer and director pledging of the Company’s stock as collateral for indebtedness can be adverse to the interests of the Company’s shareholders because it creates the risk of forced sales that depress the value of the Company’s stock and may encourage excessive risk-taking by executives. Therefore, the Company’s executive officers and directors are not permitted to pledge, hypothecate, or otherwise encumber shares of the Company’s common stock or other equity securities as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account. A copy of the Company’s Policy on Hedging and Pledging Company Stock is available in the “Investor Relations” section of our corporate website, www.spartannash.com.

Page 20 |          SpartanNash Proxy Statement

Corporate Governance Principles

Majority Voting

The Board believes that the Company and its shareholders are best served by having directors who enjoy the confidence of the Company’s shareholders. It will be presumed that any director who receives a greater number of votes “withheld” than votes “for” such election in an uncontested election at an annual meeting of shareholders (a “Majority Withheld Vote”) does not have the full confidence of the shareholders. A director receiving a Majority Withheld Vote is required to offer promptly his or her resignation from the Board to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Retirement and Change in Employment Status

The Board of Directors believes that it is generally appropriate for directors to retire before the age of 72. A director will not ordinarily be nominated for re-election to the Board of Directors following the expiration of the term of office which ends after his or her 72nd birthday. The Board of Directors recognizes, however, that the wisdom, experience and contribution of an older director could benefit the Board and the Nominating and Corporate Governance Committee may, in its discretion, nominate a director for re-election after his or her 72nd birthday in a case which the Nominating and Corporate Governance Committee determines to be exceptional. Currently, none of our directors is age 72 or older.

Directors recognize that they have been chosen for nomination or appointment to the Board of Directors in part because of the knowledge and insight they gain on a continuing basis from their active employment in their current positions and for the public respect they bring to the Company and its Board of Directors because of the positions they hold in the business community. A director who experiences a material change in his or her employment status is expected to promptly offer his or her resignation as a director to the Nominating and Corporate Governance Committee. The Committee will promptly consider and vote upon acceptance or rejection of the director’s offer to resign (excluding the affected director from consideration of and voting on acceptance of the resignation).

Other Board Memberships

SpartanNash recognizes that the proper direction and management of the Company requires the dedication of the executive officers and a significant commitment from its directors. Accordingly, the Board has established a policy governing membership on the boards of other companies.

Executive officers of the Company must notify the Nominating and Corporate Governance Committee before serving as a member of the board of directors of any other business organization. The Nominating and Corporate Governance Committee reviews the Chief Executive Officer’s membership on external boards of directors at least annually. The Chief Executive Officer may not serve on the board of directors of more than one business organization not affiliated with the Company without the prior review and approval of the Nominating and Corporate Governance Committee. The Committee may limit the directorships for any other executive officer if it believes that they will interfere with the executive officer’s responsibilities to the Company. Non-management directors may not serve on more than three other public company boards without the prior review and approval of the Nominating and Corporate Governance Committee.

Codes of Conduct and Ethics

SpartanNash is committed to the highest standards of integrity, honesty and ethics in business. The Board has approved, and the Audit Committee administers, a Code of Conduct and

SpartanNash Company Proxy Statement          | Page 21

Corporate Governance Principles

Business Ethics (the “Code”) that articulates the Company’s standards regarding business ethics and expectations regarding the conduct of directors, management, and associates. This Code establishes basic guidelines to help the Company comply with legal requirements and conduct our business with honesty and integrity. The Code sets forth rules of conduct concerning disclosure of information, conflicts of interest, accurate recordkeeping and reporting, and receipt of personal benefits. The Code requires all associates of the Company to report promptly any violations of the Code. Associates may report violations through reporting systems on a confidential and anonymous basis. The Code is available in the “Investor Relations—Corporate Governance” section of our website, www.spartannash.com.

In addition, the Company has a comprehensive Code of Conduct Policy applicable to all associates that articulates the Company’s core values and sets forth standards of conduct regarding a broad range of topics, including antitrust compliance, securities matters, environmental law compliance, political contributions, workplace conduct, and other matters that are essential to the integrity of our business activities.

Succession Planning

Under our Corporate Governance Policy, the Board of Directors maintains and periodically reviews a succession plan for the Company’s Chief Executive Officer and such other executive officers as it deems appropriate to manage the continuity of leadership in the execution of the Company’s business strategies. The succession plans are based upon recommendations of the Compensation Committee, with input from the Nominating and Corporate Governance Committee.

Board and Management Communication

SpartanNash is committed to open and effective communication between the Board and management. Directors are encouraged to consult with any SpartanNash manager or associate and may visit Company facilities without the approval or presence of corporate management. The Board encourages executive officers to invite managers to Board meetings from time to time who can provide additional insight into matters under discussion. The Board is required to dedicate a substantial portion of at least one meeting per year to discussions with management regarding the Company’s strategic plan.

Director Education

SpartanNash encourages all of its directors to attend continuing education programs so that they may stay abreast of developments in corporate governance and best practices and further develop their expertise. The Board of Directors expects that each director will attend periodically an appropriate continuing director education program.

Nominee Qualifications and the Nominations Process

There are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board of Directors. The Nominating and Corporate Governance Committee identifies and evaluates nominees for director on a case-by-case basis, regardless of who recommended the nominee, and has no written procedures for doing so. The Board has identified certain qualifications, attributes and skills that should be represented on the Board as a whole. These are discussed beginning on page 28.

The Board of Directors believes that SpartanNash and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board meetings. The Board of Directors welcomes opportunities to include diverse perspectives, talents, ideas and contributions. Consistent with this philosophy, the Board of Directors may consider factors and

Page 22 |          SpartanNash Proxy Statement

Corporate Governance Principles

characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the Board.

The Company may engage and pay fees to third party search firms to assist the Nominating and Corporate Governance Committee in identifying possible nominees for director and providing information to assist the Committee in the evaluation of possible nominees.

The Board of Directors expects that there would be no material difference in the manner in which the Nominating and Corporate Governance Committee would evaluate a nominee for director that was recommended by a shareholder.

Shareholder Nominations of Director Candidates

Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of SpartanNash setting forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of SpartanNash stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•

any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission (“SEC”) in a proxy statement soliciting proxies for the election of those nominees.

The Nominating and Corporate Governance Committee will consider every nominee proposed by a shareholder that is received in a timely manner in accordance with these procedures and report each such nomination, along with the Nominating and Corporate Governance Committee’s recommendations, to the full Board of Directors.

To be timely, a shareholder’s notice must be delivered to or mailed and received at SpartanNash’s principal executive offices at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders, or not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

The Nominating and Corporate Governance Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Committee by directing them to SpartanNash in care of the Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518.

Shareholder Communications with Directors

In accordance with SpartanNash’s Shareholder Communication Policy, shareholders who wish to send communications to SpartanNash’s Board of Directors may do so by sending them in care of the Secretary at the address set forth in the preceding paragraph. Such communications may be addressed either to specified individual directors or the entire Board. The Secretary has the discretion to screen and not forward to directors communications which the Secretary determines in his or her discretion are communications unrelated to the business or governance of SpartanNash and its subsidiaries, commercial solicitations, offensive, obscene, or otherwise inappropriate. The Secretary will, however, compile all shareholder communications which are not forwarded and such communications

SpartanNash Company Proxy Statement          | Page 23

Corporate Governance Principles

will be available to any director. A copy of our Shareholder Communication Policy can be found in the “Investor Relations—Corporate

Governance” section of our website, www.spartannash.com.

The Board of Directors

General

The Board of Directors currently consists of eleven directors. Assuming that all of the nominees are elected, there will be eleven directors immediately following the annual meeting. At our 2010 Annual Meeting, our shareholders voted to amend the Company’s Articles of Incorporation to declassify our Board of Directors and cause each director to stand for election annually. The declassification was phased in over a three-year period, which began with the 2011 Annual Meeting and was completed in 2013. All directors will stand for election at the 2014 Annual Meeting. All directors elected at this year’s Annual Meeting will serve a one-year term, expiring at the 2015 Annual Meeting.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should continue to serve as a director for the Company. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Directors

M. Shân Atkins (age 57) has been a director of SpartanNash since 2003. Since 2001, Ms. Atkins has been Managing Director of Chetrum Capital LLC, a private investment firm. Ms. Atkins is a director and chair of the Compensation Committee of The Pep Boys—Manny, Moe and Jack, an auto parts and service retailer whose common stock is listed on the NYSE. Ms. Atkins is a director and member of the Human Resource and Compensation Committee and the Nominating and Corporate Governance Committee of Tim Hortons, Inc., Canada’s leading quick service restaurant chain whose stock is traded on the NYSE. Ms. Atkins served as a director of Shoppers Drug Mart Corporation, a retail drug store chain whose stock is traded on the Toronto Stock Exchange, from 2005 to 2012, including service as chair of the Audit Committee from 2011 to 2012. Ms. Atkins serves as a director and chair of the Audit Committee of True Value Company, a retailer-owned hardware cooperative. From 1999 to 2001, Ms. Atkins served as a director and a member of the Audit Committee of Chapters, Inc., a book retailer whose stock was traded on the Toronto Stock Exchange prior to the company’s acquisition. From 1996 to 2001, Ms. Atkins served in a variety of executive positions with Sears, Roebuck and Co. (now known as Sears Holdings Corporation), a retailer whose common stock is listed on the NYSE, most recently as Executive Vice President, Strategic Initiatives. From 1982 to 1996, she served in a variety of positions with Bain and Company, Inc., an international management consulting firm, where she specialized in the consumer and retail sectors, most recently serving as Vice President. Ms. Atkins was an auditor with Price Waterhouse in Toronto, Canada, from 1979 to 1981. She has been a member of the Canadian Institute of Chartered Accountants since 1981 and is a certified public accountant. Ms. Atkins’ qualifications to serve on the Board of Directors include her expertise in finance and accounting, her extensive experience as a director of other publicly traded corporations, and her experience in developing and executing strategic plans for major retail organizations

Page 24 |          SpartanNash Proxy Statement

The Board of Directors

Dennis Eidson (age 60) has been a director of SpartanNash since October 2007, Chief Executive Officer since October 2008, President of SpartanNash since October 2007, and was our Chief Operating Officer from February 2007 to October 2008, and our Executive Vice President Marketing and Merchandising from March 2003 to February 2007. Prior to joining SpartanNash, Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P’s Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P’s Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P’s Farmer Jack division from June 1997 to March 2000. Mr. Eidson brings valuable insight and knowledge to the Board due to his service as President and Chief Executive Officer. Mr. Eidson also provides the benefit of his years of service in the grocery retail and distribution industry, including his executive experience at A&P.

Mickey P. Foret (age 68) has been a Director of the Company since the Merger of Spartan Stores and Nash Finch in November 2013. Mr. Foret served as a director of Nash Finch since 2005. Mr. Foret served until 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., an airline company, and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc., a transportation and logistics company. Mr. Foret was employed in various management positions at Northwest Airlines from 1992 until 1996 as well as from 1998 until 2002. Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer, as well as in other management positions, at Continental Airlines, Inc. Mr. Foret has served as a director of Delta Air Lines, Inc. since October 2008, and as a director of the URS Corporation, an engineering design services firm, since March 2003. Mr. Foret has previously served as a director for the following companies: NorAm Energy Corp.; MAIR Holdings, Inc.; ADC Telecommunications, Inc.; First American Funds; Champion Airlines, Inc.; Worldspan L.P.; and

Northwest Airlines. The Company believes that Mr. Foret’s business experience, including his roles as Executive Vice President Finance and Chief Financial Officer for a Fortune 500 Company, as well as his extensive experience in financial and capital markets, give him the qualifications and skills to serve as a Director.

Dr. Frank M. Gambino (age 60) has been a director of SpartanNash since 2003. Dr. Gambino is a Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program in the Haworth College of Business at Western Michigan University. He has been on the WMU faculty since 1984. Prior to joining WMU he had over 15 years of experience in the retail food industry. Dr. Gambino remains active within the food and consumer packaged goods industries at both the national and regional level. He is a frequent speaker, trainer and consultant to a diverse group of industry organizations. Currently, he serves on the Retail Site Development Committee for Wakefern Food Corporation (a grocery retailer cooperative) of Elizabeth, New Jersey, which is an advisory committee that reports to the Wakefern Board of Directors. Dr. Gambino is the current Vice-Chair of the Food Industry University Coalition for the National Grocers Association. He is also secretary to the Western Michigan University Food Industry Advisory Board. He is a past member of the board of directors for Alliance Foods and the Food Distribution Research Society and past senator to the WMU Faculty Senate. He has served and continues to serve on several industry advisory groups including such organizations as the National Grocers Association and the Food Marketing Institute. Dr. Gambino’s qualifications to serve on the Board of Directors include his knowledge and expertise in the food industry.

Douglas A. Hacker (age 58) has been a Director of the Company since the Merger of Spartan Stores and Nash Finch in November 2013. Prior to the Merger, Mr. Hacker served as a director of Nash Finch since 2005. Mr. Hacker is currently an independent business executive and

SpartanNash Company Proxy Statement          | Page 25

The Board of Directors

formerly served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, from December 2002 to May 2006. Prior to this position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. Mr. Hacker also serves as a trustee of a series of open-end investment companies that are part of the Columbia family of mutual funds and as a director of Aircastle Limited, a commercial aircraft leasing company. The Company believes that Mr. Hacker’s extensive experience in financial and operating management, including his prior service as Executive Vice President, Strategy, and his service as Chief Financial Officer of a major airline, in addition to his depth of knowledge in executive compensation give him the qualifications and skills to serve as a Director.

Yvonne R. Jackson (age 64) has been a director of SpartanNash since her appointment to the Board in October 2010. Ms. Jackson is President and Principal of BeecherJackson, Inc., a human resources management consulting firm that she co-founded in 2006. From 2002 to 2005, she served as Senior Vice President, Corporate Human Resources of Pfizer, Inc., a global pharmaceutical company with over 100,000 employees whose stock is traded on the NYSE, where she was responsible for overall strategy development and the execution of Pfizer’s company-wide human resources policies and initiatives. From 1999 to 2002, she served as Senior Vice President Human Resources and Chief People Officer at Compaq Computer Co., a computer manufacturing and marketing company, prior to its acquisition by Hewlett-Packard. From 1993 to 1999, she served as Senior Vice President Human Resources and Chief People Officer at Burger King Corporation, a nationwide fast-food retailer whose stock is traded on the NYSE. From 2006 to 2012, Ms. Jackson served as a director of Winn-Dixie Stores, Inc., a regional grocery retailer whose stock was traded on Nasdaq prior to its sale, including service as chairperson of Winn Dixie’s Compensation Committee. Ms. Jackson is a former director and member of the Compensation and Nominating and Corporate Governance Committees of Best Buy Co., Inc., whose stock is traded on the NYSE. Ms. Jackson has over 30 years’ experience in human resources, including experience as the most senior human resources executive. Her experience enables her to assist the Board in its deliberations regarding succession planning, compensation and benefits, change management, talent management, organizational management and diversity strategies.

Elizabeth A. Nickels (age 51) has been a director of SpartanNash since 2000. Ms. Nickels is the Executive Director of Herman Miller Foundation. From February 2000 to May 2012, Ms. Nickels served as an executive at Herman Miller, Inc., an office furniture manufacturing company whose stock is traded on the Nasdaq Global Select Market, including service as President of Herman Miller Healthcare from August 2007 to May 2012 and Executive Vice President of Herman Miller, Inc. from February 2000 to May 2012. Ms. Nickels also served as Chief Financial Officer of Herman Miller from February 2000 to August 2007. From 1993 to February 2000, she was Vice President and Chief Financial Officer of Universal Forest Products, Inc., a wood products manufacturer whose stock is traded on the Nasdaq Global Select Market. Ms. Nickels is a director of PetSmart, Inc., a pet products retailer whose stock is traded on Nasdaq. Ms. Nickels has practiced as a certified public accountant and maintains her registration as a C.P.A. Ms. Nickels’ qualifications to serve as a director of SpartanNash include her wealth of experience and knowledge of business, finance and accounting matters gained through nineteen years of executive experience with publicly traded companies.

Timothy J. O’Donovan (age 69) has been a director of SpartanNash since 2003. Mr. O’Donovan is the retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc., a footwear company whose common stock is listed on the NYSE. Mr. O’Donovan served as Chairman of the Board

Page 26 |          SpartanNash Proxy Statement

The Board of Directors

of Wolverine from April 2005 through December 2009. In April 2007, Mr. O’Donovan retired as Chief Executive Officer of Wolverine, a position which he held since April 2000. Mr. O’Donovan served as Wolverine’s Chief Executive Officer and President from April 2000 until April 2005, and as Chief Operating Officer and President from 1996 until April 2000. Before 1996, Mr. O’Donovan was Executive Vice President of Wolverine. Mr. O’Donovan also previously served as a director of Kaydon Corporation until it was acquired in October 2013. Mr. O’Donovan’s qualifications for service as a director of SpartanNash include his extensive experience as a public company executive and more than 25 collective years of experience on public company boards and service on both audit and compensation committees of public company boards.

Hawthorne L. Proctor (age 66) has been a Director of the Company since the Merger of Spartan Stores and Nash Finch in November 2013, and served as a director of Nash Finch since 2007. Major General (Ret.) Proctor currently serves as Managing Partner of Proctor & Boone LLC Consulting, and Senior Logistics Consultant in the Department of Defense Business Group of Intelligent Decisions, Inc., where he has worked since 2006. Major General (Ret.) Proctor served for nearly 35 years in the United States Army, where he performed with distinction in numerous senior logistics management roles including Commander, Defense Personnel Support Center and later Commander, Defense Supply Center, Philadelphia, 46th Quartermaster General of the United States Army, and J3, or Chief Operating Officer (COO) Defense Logistics Agency. After retiring from the United States Army, Major General (Ret.) Proctor served from 2004 to 2006 as COO for Innovative Logistics Techniques, Inc. (INNOLOG), an integrator of logistics systems for homeland security, defense and state and local government agencies. In November 2006, he became principal owner and COO of Proctor, Petersen & Marcum, Inc., a small service disabled veteran owned business and in 2009 he became President and Principal owner of ProMar Inc. also a small service disabled veteran owned business. The Company believes that Major General (Ret.) Proctor’s extensive service with the military as a logistician, and his prior leadership of a $3.2 billion enterprise that provided food, clothing and medical supplies to Department of Defense organizations give him the qualifications and skills to serve as a Director.

Craig C. Sturken (age 70) is the Chairman of the Board of Directors. Mr. Sturken has been a director of SpartanNash since March 2003, was Chief Executive Officer of SpartanNash from March 2003 to October 2008, President of SpartanNash from March 2003 to October 2007, and Chairman of the Board of SpartanNash since August 2003 (including Executive Chairman from October 2008 to February 2011). Mr. Sturken spent his entire career in the grocery industry and has more than 40 years of retail grocery experience, including 10 years with the Great Atlantic & Pacific Tea Company (“A&P”), a food retailer whose stock is traded on the NYSE. From October 2000 to March 2002, Mr. Sturken was the CEO of A&P’s Atlantic region, after which he retired. From October 1992 to October 2000, he was CEO of A&P’s Midwest region. Before A&P, Mr. Sturken held executive positions with The Grand Union Company and Hannaford Brothers’ Company. Mr. Sturken is uniquely qualified to serve as a director of SpartanNash by virtue of his four decades of experience in the retail grocery industry and his knowledge of the Company and its operations gained during his service as the Company’s Chief Executive Officer.

William R. Voss (age 60) has served as a director of the Company since the Merger of Spartan Stores and Nash Finch in November 2013. Prior to the Merger, Mr. Voss was the Chairman of the Nash Finch Board of Directors since May 2006. Mr. Voss has served for more than 10 years as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm specializing in consumer products and services. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor; as Chief Executive Officer of McCain Foods, Inc.;

SpartanNash Company Proxy Statement          | Page 27

The Board of Directors

and as President and a Director of Pilgrim’s Pride Corporation. He also served as a Principal with Booz, Allen & Hamilton management consultants. He has served as a director of several other public and private companies. The Company believes that Mr. Voss’ extensive experience as an entrepreneur, executive, consultant, investor and director in the consumer products industry, as well as his experience serving as Chairman, President and Director of Fortune 500 companies, gives him the qualifications and skills to serve as a Director.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and the business priorities.

We are a leading regional grocery distributor and grocery retailer. We believe that we are the fifth largest wholesale distributor to supermarkets in the United States, the largest distributor to military commissaries in the United States and the largest wholesale distributor to supermarkets in Michigan. Grocery retailing and distribution is a highly competitive and dynamic business. Accordingly, the Board of Directors believes that at least some of our directors should have experience or specific knowledge in retail, wholesale, military commissaries and exchange distribution industries at the executive level. The Board believes that directors with experience or in-depth knowledge of the retail grocery industry are uniquely qualified to inform the Board’s deliberations regarding business strategy. Because merchandising and marketing is central to our business, the Board believes that merchandising and marketing experience should be represented on the Board. In addition, the Board believes that its membership should include directors who have:

•	a high degree of financial expertise;

•	experience with human resources matters;

•	strategic planning skills; and

•	relevant business experience as a chief executive officer or equivalent.

Board Committees

SpartanNash’s Board has three standing committees:

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

Page 28 |          SpartanNash Proxy Statement

The Board of Directors

The table below shows the current membership of each Board Committee and the number of meetings each Committee held in FYE 12/28/13.

BOARD OF DIRECTORS COMMITTEE MEMBERSHIP

Director	Independent Director(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
M. Shân Atkins	Yes	Member		Member
Dennis Eidson	No
Mickey P. Foret	Yes	Chair		Member
Dr. Frank M. Gambino	Yes	Member
Douglas A. Hacker	Yes		Member	Chair
Yvonne R. Jackson	Yes		Chair	Member
Elizabeth A. Nickels	Yes	Member
Timothy J. O’Donovan	Yes		Member	Member
Hawthorne L. Proctor	Yes	Member
Craig C. Sturken	Yes
William R. Voss	Yes		Member	Member
Number of Meetings in FYE 12/28/13(2)		3	8	5

(1)	Independent under Nasdaq independence standards for directors generally and for each Committee on which the director serves.

(2)	The full Board of Directors held 11 meetings in FYE 12/28/13.

Audit Committee. The Board of Directors has established the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls and legal compliance. The Audit Committee oversees management and the independent auditors in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls. The Audit Committee represents the Board in oversight of:

•	the integrity of the financial statements of the Company;
•	the Company’s system of disclosure controls and procedures and internal controls over financial reporting;

•	the independence and performance of the Company’s independent auditors (who are ultimately responsible to the Board of Directors and the Audit Committee);

•	the performance of the Company’s internal audit function; and

•	compliance by the Company with legal and regulatory requirements.

The Audit Committee has direct authority and responsibility for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of

SpartanNash Company Proxy Statement          | Page 29

The Board of Directors

preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Audit Committee is also directly responsible for the resolution of disagreements between management and the independent auditors regarding financial reporting. The Audit Committee reviews the performance, independence, and objectivity of the independent auditors at least annually and takes or recommends to the full Board appropriate action to ensure the independence of the independent auditors. Independent auditors report directly to the Audit Committee.

See “Independent Auditors—Audit Committee Approval Policies” for a discussion of the Audit Committee’s procedures for approving services to be provided by the independent auditors to SpartanNash and its subsidiaries.

The Audit Committee operates under a charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available in the “Investor Relations—Corporate Governance” section of our website, www.spartannash.com.

The Board of Directors has determined that Audit Committee members M. Shân Atkins, Mickey P. Foret and Elizabeth A. Nickels are Audit Committee financial experts, as that term is defined in Item 401(h)(2) of Securities and Exchange Commission Regulation S-K. Under SEC regulations, a person who is determined to be an Audit Committee financial expert will not be deemed an expert for any other purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an Audit Committee financial expert, and the designation or identification of a person as an Audit Committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Each member of the Audit Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

Compensation Committee. The Board of Directors has established the Compensation Committee to assist the Board of Directors in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, stock exchange rules, and public company custom and practice.

The Compensation Committee has the authority and responsibility to:

•

determine and oversee the Company’s executive compensation philosophy, structure, policies and programs, and assess whether the Company’s compensation structure establishes appropriate incentives for management and associates;

•

administer, amend, interpret or make recommendations to the Board of Directors with respect to retirement, stock incentive, cash incentive, welfare and other compensation and benefit plans of the Company that are approved by the Board of Directors (“Plans”);

•

approve stock option and other stock incentive awards and authorize the issuance of shares of the Company’s Common Stock, options and rights to acquire Common Stock, awards and units denominated in Common Stock, and other interests in the Company’s Common Stock pursuant to the Plans;

Page 30 |          SpartanNash Proxy Statement

The Board of Directors

•

review and approve corporate and personal goals and objectives relevant to the compensation and evaluation of the Chief Executive Officer, and evaluate the performance of the Chief Executive Officer in light of those goals and objectives in coordination with the Nominating and Corporate Governance Committee;

•	review and recommend to the Board the base salary, annual bonus plan and award opportunities and long-term incentive plan and award opportunities of the Chief Executive Officer;

•

review with the Chief Executive Officer and recommend to the Board the base salary, annual bonus plan and award opportunities and long-term incentive plan and award opportunities of the Company’s other executive officers;

•

evaluate the risks and rewards associated with the Company’s compensation philosophy and programs and take actions that the Committee considers necessary to mitigate risk and discourage excessive or inappropriate risk-taking;

•	interpret and administer the Company’s clawback policy;

•	review succession planning for the Chief Executive Officer and other key executive officers of the Company;

•	review, recommend and approve employment agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements;

•	review, recommend and approve Company policies pertaining to executive perquisites and personal benefits;
•

review and approve the compensation and benefits provided to directors and authorize the issuance of equity compensation, including restricted stock and stock options, for services to the Company as a director; and

•	establish stock ownership guidelines for directors and executive officers and monitor compliance with the guidelines.

The Compensation Committee also has additional powers, authority and responsibilities that are specified in the Compensation Committee Charter or delegated to the Compensation Committee by the Board of Directors or by Plans approved by the Board of Directors.

Compensation Committee Processes and Procedures. The Compensation Committee reviews executive compensation on a continuous basis each year, with the most comprehensive reviews typically taking place following fiscal year-end. The Committee reviews executive performance, current compensation levels, and compensation benchmarking data and analysis (please see the Compensation Discussion and Analysis section of this Proxy Statement for information about benchmarking analysis). The Committee reviews this information in the context of the Company’s performance and financial results. At the conclusion of this review, the Compensation Committee grants share-based awards if appropriate, establishes goals and objectives for the then-current fiscal year, and may adjust executive salaries. The Compensation Committee’s decision making process is explained in more detail in the Compensation Discussion and Analysis section of this proxy statement.

Consultants and Advisors. The Compensation Committee is authorized to engage consultants, advisors and legal counsel at the expense of the Company. The Compensation Committee Charter requires that any consultant engaged for the purpose of determining the compensation of executive officers must be

SpartanNash Company Proxy Statement          | Page 31

The Board of Directors

engaged directly by the Committee and report to the Compensation Committee. The Compensation Committee has authority to approve contracts with and payment of fees and other compensation of consultants, advisors and legal counsel.

Prior to engaging or receiving advice from any compensation consultant or advisor, the Committee reviews the independence of the proposed consultant or advisor, taking into account the following factors:

•	The advisor’s provision of other services to the Company;

•	The amount of fees received from the Company by the advisor, as a percentage of the advisor’s total revenue;

•	The advisor’s policies and procedures that are designed to prevent conflicts of interest;

•	Any business or personal relationship between the advisor and a member of the Committee or any executive officer of the Company;

•	The advisor’s ownership of any Company stock; and

•	Any other factors identified by applicable securities exchange listing standards.

Please see the information under the caption “Use of Independent Compensation Consultants” in the Compensation Discussion and Analysis section of this proxy statement for more information.

Participation by Management. The Company’s compensation philosophy and the administration of its various compensation plans are determined by the independent directors of the Compensation Committee. Company policy and Nasdaq rules prohibit participation by the Chief Executive Officer in the process of determining his or her own compensation. The Company’s executive officers and Human Resources associates serve as resources to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request. In appropriate cases, in its discretion, the Compensation Committee may delegate its authority to the executive officers, being mindful that the Compensation Committee and the Board of Directors are responsible to the Company’s shareholders to perform the functions and fulfill the responsibilities charged to the Compensation Committee under its Charter. The Compensation Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer, subject to such limitations and reporting responsibilities as the Compensation Committee in its discretion may require. The Compensation Committee will not delegate to executive officers its authority to approve awards of stock options or other stock compensation.

Although the Compensation Committee makes many of the most significant compensation decisions in the first quarter of the fiscal year, the Company’s compensation planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance, and consideration of the business environment are year-round processes for the Compensation Committee and the full Board of Directors.

Share-based Award Policy. The Board of Directors has long believed that the process by which the Company awards stock options and other share-based compensation must be transparent, fair, and compliant with all applicable legal requirements and stock exchange rules. For these reasons, the Board of Directors has adopted the Policy Regarding Stock Option Grants and other

Page 32 |          SpartanNash Proxy Statement

The Board of Directors

Share Based Awards which provides, among other provisions, that:

•

Share based awards will not be back-dated. No share based award may have an effective date earlier than the actual date of the action of the Board of Directors or authorized committee of the Board of Directors to approve the award;

•	The exercise price for all share based awards will be based on the market value of SpartanNash common stock on the effective date of award (as defined under the applicable plan);

•

The Company will not time its release of material non-public information for the purpose of affecting the value of executive compensation, or time the grant of compensation awards to take advantage of material non-public information;

•

Only the Board of Directors or the Compensation Committee, which consists entirely of independent directors, will approve share based awards. This authority may not be delegated to executive officers or associates; and

•

All share based awards to the Company’s executive officers and directors will be timely reported pursuant to Section 16 of the Securities and Exchange Act of 1934. Share-based awards are typically granted in May of each year and in conjunction with promotions or newly hired executives.

A copy of the Policy Regarding Stock Option Grants and other Share Based Awards is available in the “Investor Relations—Corporate Governance” section of our website, www.spartannash.com.

Additional information regarding the Company’s compensation philosophy and the

Compensation Committee’s processes and procedures is set forth in the Compensation Discussion and Analysis section of this proxy statement.

The Compensation Committee operates under a charter adopted by the Board of Directors. A copy of the Compensation Committee Charter is available in the “Investor Relations—Corporate Governance” section of our website, www.spartannash.com.

Each member of the Compensation Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10C-1 under the Securities Exchange Act of 1934.

Nominating and Corporate Governance Committee. The Board of Directors has established the Nominating and Corporate Governance Committee to assist the Board of Directors in fulfilling its responsibilities by providing independent director oversight of nominations for election to the Board of Directors and leadership in the Company’s corporate governance. The Committee has full power and authority to perform the responsibilities of a public company nominating and corporate governance committee under applicable law, regulations, stock exchange rules, and public company custom and practice.

The Committee has the authority and responsibility to:

•

determine, review, administer, interpret, amend and make recommendations to the Board of Directors regarding the Company’s Corporate Governance Policy, independence of directors, conflicts of interest, ethics, and business conduct;

•

review and recommend to the Board of Directors any changes in the size and composition of the Board of Directors and develop and recommend to the Board of Directors criteria for the selection of candidates for election as directors;

SpartanNash Company Proxy Statement          | Page 33

The Board of Directors

•	provide the independent director oversight of nominations for election to the Board of Directors contemplated by Nasdaq Listing Rules;

•

lead the search for individuals qualified to become members of the Board of Directors, review the qualifications of candidates for election to the Board of Directors, and assess the qualifications, contributions and independence of incumbent directors standing for re-election to the Board of Directors;

•

recommend to the Board of Directors the candidates to be nominated and recommended by the Board of Directors for election to the Board of Directors at each annual meeting of shareholders or to be appointed by the Board of Directors to fill a vacancy on the Board of Directors;

•

develop and recommend to the Board of Directors for its approval an annual evaluation process for the Board of Directors, and its standing committees, and conduct and discuss with the Board of Directors the annual performance evaluation;

•

evaluate periodically the performance, authority, operations, charter and composition of each standing or ad hoc committee of the Board of Directors and recommend to the Board of Directors any changes the Committee determines to be appropriate;

•	review and make recommendations to the Board of Directors regarding responses to proposals of shareholders that relate to corporate governance;
•	assess at least annually the independence of directors in accordance with applicable rules and regulations; and

•

develop and periodically review and revise, as appropriate, a management succession plan and related procedures; consider and recommend to the Board of Directors candidates for successor to the Chief Executive Officer of the Company and, with appropriate consideration of the Chief Executive Officer’s recommendations, candidates for succession to other executive offices.

The Nominating and Corporate Governance Committee also has additional powers, authority and responsibilities specified in its charter or delegated to the committee by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available in the “Investor Relations—Corporate Governance” section of our website, www.spartannash.com.

Under the Corporate Governance Policy, if the chair of the Board is also the current or former Chief Executive Officer of SpartanNash, the Board will elect a Lead Independent Director from among the directors who are independent under Nasdaq Listing Rule 5605(a)(2). The responsibilities and authority of the Lead Independent Director are described in this proxy statement under the caption “Board Leadership Structure.”

Each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules.

Page 34 |          SpartanNash Proxy Statement

Independent Auditors

Independent Auditors

Independent Auditors’ Fees

The aggregate fees billed by Deloitte & Touche LLP to SpartanNash and its subsidiaries for the 39-week fiscal transition period ended December 28, 2013 and FYE 3/30/13 are as follows:

	39-Week Fiscal Transition Period Ended 12/28/13	FYE 3/30/13
Audit Fees(1)	$591,664	$560,382
Audit-Related Fees(2)	$370,264	–
Tax Fees(3)	$421,950	$203,400
All Other Fees	–	–

(1)	Audit services consist of the annual audit, reviews of quarterly reports on Form 10-Q and consultations.

(2)	Audit-related fees consists principally of services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, and other consultations not arising as part of the audit.

(3)	Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC’s rules on auditor independence. Tax compliance and preparation fees account for $194,950 and $203,400 of the total tax fees for FYE 12/28/13 and FYE 3/30/13, respectively.

Deloitte did not provide any services to SpartanNash or its subsidiaries related to financial information systems design and implementation during the past two fiscal years.

Audit Committee Approval Policies

The Audit Committee Charter sets forth the policy and procedures for the approval by the Audit Committee of all services provided by Deloitte. The charter requires that the Audit Committee pre-approve all services provided by the independent auditors, including audit-related services and non-audit services. The charter allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The charter also provides that the Audit Committee has authority and responsibility to approve and authorize payment of the independent auditors’ fees. Finally, the charter sets forth certain services that the independent auditors are prohibited from providing to SpartanNash or its subsidiaries. All of the services described above were approved by the Audit Committee. None of the audit-related fees or tax fees were approved by the Audit Committee pursuant to the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, although the Audit Committee Charter allows such approval.

SpartanNash Company Proxy Statement          | Page 35

Audit Committee Report

Audit Committee Report

The Board of Directors has appointed the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls, and legal compliance. The Committee oversees management and the independent public accounting firm in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Committee serves as a focal point for communication among the Board, the independent public accounting firm, the internal auditors and management with regard to accounting, reporting, and internal controls.

The Committee acts under a charter which has been adopted by the Board of Directors and is available on the Company’s website at www.spartannash.com. The Audit Committee reviews the adequacy of the charter at least annually. The Board of Directors annually reviews the standards for independence for audit committee members under the Nasdaq Listing Rules and has determined that each member of the Audit Committee is independent. The Board of Directors has also determined that three members of the Audit Committee are audit committee financial experts under Securities and Exchange Commission rules.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting, the Company’s disclosure controls and internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an attestation report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed, and discussed with management and the independent accountants, the Company’s audited financial statements for the transition period ended December 28, 2013, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent accountants’ attestation report on the Company’s internal control over financial reporting. The Audit Committee has discussed with the independent accountants the matters required to be discussed under applicable auditing standards. The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountants their independence. This included consideration of the compatibility of non-audit services with the accountants’ independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in SpartanNash’s transition report on Form 10-K for the period ended December 28, 2013.

Respectfully submitted,

Mickey P. Foret, Chair

M. Shân Atkins

Dr. Frank M. Gambino

Elizabeth A. Nickels

Hawthorne L. Proctor

Page 36 |          SpartanNash Proxy Statement

Ownership of SpartanNash Stock

Ownership of SpartanNash Stock

Five Percent Shareholders

The following table sets forth the number of shares of SpartanNash common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of SpartanNash’s outstanding shares of common stock as of December 28, 2013. This information is based entirely on the most recent Schedule 13-G or amendment filed by the listed party as of March 31, 2014. The Company is not responsible for the accuracy of this information.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)
BlackRock Inc.(2) 40 East 52nd Street New York, NY 10022	3,259,326	3,408,713	-	3,408,713	9.1%
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, Maryland 21202	701,060	2,651,560	-	2,651,560	7.1%
Dimensional Fund Advisors LP(4) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,816,613	2,889,253	-	2,889,253	7.7%

(1)	The percentages set forth in this column were calculated on the basis of 37,370,508 shares of common stock outstanding as of December 28, 2013.

(2)	Based on a Schedule 13G/A filed January 10, 2014 by BlackRock, Inc.

(3)	Based on a Schedule 13G filed February 10, 2014 by T. Rowe Price Associates, Inc.

(4)	Based on a Schedule 13G filed February 10, 2014 by Dimensional Fund Advisors LP.

SpartanNash Company Proxy Statement          | Page 37

Ownership of SpartanNash Stock

Security Ownership of Management

The table below sets forth the number of shares of SpartanNash common stock that each of our directors and nominees for director, each executive officer named in the Summary Compensation Table below and all directors, nominees for director and executive officers of SpartanNash as a group are deemed to have beneficially owned as of December 28, 2013. Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)	Percent of Class(4)
Theodore C. Adornato	104,207	-	104,207	*
M. Shân Atkins	38,489	-	38,489	*
Alex J. DeYonker	98,645	-	98,645	*
Dennis Eidson	350,277	2,400	352,677	*
Mickey P. Foret	35,364	-	35,364	*
Dr. Frank M. Gambino.	38,489	-	38,489	*
Douglas A. Hacker	15,337	-	15,337	*
Yvonne R. Jackson	14,008	-	14,008	*
Derek R. Jones	94,478	-	94,478	*
Elizabeth A. Nickels	44,788	-	44,788	*
Timothy J. O’Donovan	38,489	5,000	43,489	*
Hawthorne L. Proctor	13,089	-	13,089	*
David M. Staples	142,959	-	142,959	*
Craig C. Sturken	196,779	-	196,779	*
William R. Voss	46,723	-	46,723	*
All directors, nominees and executive officers as a group (19 persons)	1,486,368	7,400	1,493,768	4.0%

(1)	The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person as of December 28, 2013.

Page 38 |          SpartanNash Proxy Statement

Ownership of SpartanNash Stock

(2)	These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after December 28, 2013. Each listed person having such stock options and the number of shares subject to such options is shown in the table below (includes “out-of-the-money” options):

Theodore C. Adornato	38,282
M. Shân Atkins	9,462
Alex J. DeYonker	33,000
Dennis Eidson	115,895
Mickey P. Foret	-
Dr. Frank M. Gambino.	9,462
Douglas A. Hacker	-
Yvonne R. Jackson	-
Derek R. Jones	33,000
Elizabeth A. Nickels	9,462
Timothy J. O’Donovan	9,462
Hawthorne L. Proctor	-
David M. Staples	55,988
Craig C. Sturken	159,188
William R. Voss	-

All directors, nominees and executive officers as a group (19 persons)	491,001

(3)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(4)	The percentages set forth in this column were calculated on the basis of 37,370,508 shares of common stock outstanding as of December 28, 2013, plus shares of common stock subject to options held by the applicable listed person or persons that are currently exercisable or that will be exercisable within 60 days after December 28, 2013. Shares subject to such options are considered to be outstanding for purposes of this table. The number of shares subject to such options for each listed person that has such options is set forth in footnote (2) above.

SpartanNash Company Proxy Statement          | Page 39

SpartanNash’s Executive Officers

SpartanNash’s Executive Officers

SpartanNash’s executive officers are appointed annually by, and serve at the pleasure of, the Board or the Chief Executive Officer.

Biographical information for Mr. Eidson is included above in the “Board of Directors” section of this proxy statement. The following sets forth biographical information as of the date of this proxy statement concerning SpartanNash’s executive officers who are not directors:

Theodore C. Adornato (age 60) has served as Executive Vice President Retail Operations since November 2013 and from February 2003 to January 2013. From January 2013 to November 2013, Mr. Adornato and Derek R. Jones exchanged duties, with Mr. Adornato serving as Executive Vice president Wholesale Operations, as part of an effort to promote a greater exchange of knowledge and perspective between the Company’s two business operations, and provide new leadership opportunities for members of its executive team. Before joining the Company, Mr. Adornato served as Regional Vice President of Tops Markets, L.L.C., Eastern Region, a subsidiary of Royal Ahold, from 1998 to 2003. Previously, Mr. Adornato held various management positions with Tops Markets and Acme Markets, Inc.

Edward L. Brunot (age 50) has served as Executive Vice President and President of MDV since the Merger of Spartan Stores and Nash Finch in November 2013. Prior to the Merger, Mr. Brunot served with Nash Finch as Executive Vice President and President and Chief Operating Officer of MDV since March 2012. Mr. Brunot served as Nash Finch’s Senior Vice President and President and Chief Operating Officer of MDV from February 2009 to March 2012. Mr. Brunot joined Nash Finch in July 2006 as Senior Vice President, Military. Mr. Brunot previously served as Senior Vice President, Operations for AmeriCold Logistics, LLC from December 2002 to May 2006, where he was responsible for 29 distribution facilities in the Western Region. Before that, Mr. Brunot was Vice President of Operations for CS Integrated from 1999 to 2002. Mr. Brunot served as a Captain in the United States Army and holds a BS degree from the United States Military Academy, West Point and an MS degree from the University of Scranton.

David deS. Couch (age 63) has served as Vice President Information Technology since 1996. Since the Merger of Spartan Stores and Nash Finch in November 2013, he has also served as Chief Information Officer. From 1991 to 1996, Mr. Couch was our Director of Information Technology. Prior to joining Spartan Stores in 1987, Mr. Couch was a Product Manager for the Colorado Telecommunication Division of Hewlett Packard Corporation, Technical Services Manager for the Loveland Instrument Division of Hewlett Packard Corporation, and Manager of Computer Services at General Foods Corporation in Battle Creek Michigan, and on the Processing Facilities Design Team for General Foods in White Plains, New York. Mr. Couch has taught college classes in communications and data center management. He holds a BS degree in Business Administration and a MS degree in Computer Science from University of Arizona.

Alex J. DeYonker (age 64) has served as Executive Vice President Chief Legal Officer since November 2013. From October 2006 until November 2013, Mr. DeYonker served as Executive Vice President General Counsel and Secretary. Mr. DeYonker joined the Company from Warner Norcross & Judd LLP, a Grand Rapids-based law firm with over 220 attorneys, where he had served as Managing Partner from 2002 to 2006 and Partner from 1988 until joining SpartanNash. While at Warner Norcross, Mr. DeYonker served as General Counsel to SpartanNash since 1995 and as the Company’s Corporate Secretary since 2000. He was also a Company Board member from 1999 to 2003, serving on the Executive and Nominating Committees.

Page 40 |          SpartanNash Proxy Statement

SpartanNash’s Executive Officers

Derek R. Jones (age 45) has been Executive Vice President Food Distribution since November 2013 and from June 2009 until his exchange of duties with Mr. Adornato (as noted above) in January 2013. Mr. Jones served as Spartan Stores’ Executive Vice President Supply Chain from September 2006 until June 2009. From March 2004 to August 2006, Mr. Jones was Vice President of Distribution for Unisource Worldwide, Inc., a marketer and distributor of printing and imaging systems and equipment. From July 2000 to March 2004, Mr. Jones was Regional Vice President of Supply Chain Operations for Office Depot, Inc., a global supplier of office products and services.

Kathleen M. Mahoney (age 59) has served as Executive Vice President, General Counsel and Secretary since the Merger of Spartan Stores and Nash Finch in November 2013. Prior to the Merger, Ms. Mahoney served with Nash Finch as General Counsel and Secretary since July 2006, Vice President from February 2006 until July 2006, Senior Vice President from July 2006 to November 2009, and Executive Vice President since November 2009. Ms. Mahoney joined Nash Finch as Vice President, Deputy General Counsel in November 2004. Previously, she spent 13 years with the law firm of Oppenheimer, Wolff & Donnelly, LLP, where she served in a number of capacities including Managing Partner of their St. Paul office, Chair of the Labor and Employment Practice Group and Chair of the EEO Committee. Ms. Mahoney also served as Special Assistant Attorney General in the Minnesota Attorney

General’s office for six years. Ms. Mahoney earned her JD degree from Syracuse University College of Law and a BA from Keene State College.

Peter O’Donnell (age 54) has served as Vice President Chief Accounting Officer, Controller since the Merger of Spartan Stores and Nash Finch in November 2013. Before the Merger, Mr. O’Donnell served as Chief Accounting Officer, Controller of Nash Finch since November 2012. Mr. O’Donnell joined Nash Finch in 2007. Prior to that time, Mr. O’Donnell served as Vice President, Corporate Controller of Shopko Stores Inc. from May 2001 to May 2007, held management positions in Borders Group, Inc. from April 1992 to May 2001 and served as a senior manager of cost and finance consulting at Ernst & Young from May 1989 to April 1992. Mr. O’Donnell earned his BSBA degree in accounting from the University of Missouri and his MBA from Wharton business school.

David M. Staples (age 51) has been Executive Vice President since November 2000 and Chief Financial Officer since January 2000. Mr. Staples also served as Vice President Finance from January 2000 to November 2000. Mr. Staples oversees information technology, real estate, finance, treasury, and safety. From December 1998 to January 2000, Mr. Staples served as Divisional Vice President Strategic Planning and Reporting of Kmart Corporation and from June 1997 to December 1998 he served as Divisional Vice President Accounting Operations. He is a certified public accountant.

SpartanNash Company Proxy Statement          | Page 41

Executive Compensation

Compensation Discussion and Analysis

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors has appointed the Compensation Committee to assist the Board in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee determines and implements the Company’s executive compensation philosophy, structure, policies and programs, and administers and interprets the Company’s compensation and benefit plans.

Our named executive officers for FYE 12/28/13 were:

Name	Title
Dennis Eidson	Chief Executive Officer and President
David Staples	Executive Vice President and Chief Financial Officer
Theodore Adornato	Executive Vice President Retail Operations
Derek Jones	Executive Vice President Food Distribution
Alex DeYonker	Executive Vice President Chief Legal Officer

Our compensation programs are designed to attract and retain leadership talent consistent with our performance goals. The following discussion provides information regarding the achievements that the compensation program is designed to reward, the elements of the compensation program, the reasons why we employ each element and how we determine amounts paid.

Executive Summary and Highlights

Business Context

In November 2013, Spartan Stores and Nash Finch completed their Merger, creating a leader in the grocery wholesale, retail, and military commissary and exchange channels. The tables below show our Company profile since FYE 3/31/12, including the impact to our profile from the Merger. We believe the data reflects the Company’s response to a continuing challenging economic environment, including the execution of our strategy of focusing on our store reinvestment program, building our private brands, increasing our presence in the fuel and pharmacy businesses and improving our value-added offering to our distribution customers. We believe we have built a stronger offering to our customers that has helped mitigate continuing difficult economic conditions.

While we are pleased with our financial results for our transition FYE 12/28/13, we believe that our investors should consider the Company’s financial results in the context of the continued challenging economic conditions in which we achieved them. As a grocery retailer and wholesaler, we are significantly affected by the economic conditions of the communities we serve, which, until our Merger with Nash Finch, were located principally in Michigan and served by our headquarters in Michigan. The seasonally adjusted unemployment rate in Michigan at the end of FYE 3/31/12, FYE 3/30/13, and FYE 12/28/13 was 9.0%, 8.5%, and 8.4% respectively. Michigan’s unemployment rate exceeded the national rate for that entire three-year period. Moreover, Michigan’s

Page 42 |          SpartanNash Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

employment population ratio is one of the lowest in the United States. At December 2013, Michigan’s ratio was 54.9% compared to the U.S. average of

58.6%, and had declined since January 2008 by 4.9%, compared to the U.S. average decline of 4.3%.

Company Profile

	March 31, 2012	March 30, 2013	December 28, 2013
Stores	96	101	172
Fuel Centers	27	30	34
Pharmacies	66	67	92
Distribution Customer Locations (approximate)	380	390	1,900
Private Brand Items (approximate)	3,900	4,200	8,600
Military Commissaries Served	—	—	174

Methodology

According to usual practice and based on the compensation analysis described in this section, in May 2013 the Compensation Committee made compensation decisions for the then-current fiscal year ending March 29,2014. The subsequent change in the Company’s fiscal year resulted in a transition period consisting of 39 weeks. In the material that follows, as explained in more detail below, annual cash awards actually earned reflect the shorter, 39-week transition period ending December 28, 2013, and long-term cash incentive award programs were adjusted to account for the Company’s changed fiscal year end.

Executive Compensation Decisions in FYE 12/28/13

The Compensation Committee believes that the Company’s policies and programs in effect during FYE 3/30/13 provided competitive compensation that rewarded executive performance. Consequently, it generally did not make significant changes to the Company’s compensation programs or policies in FYE 12/28/13, except for certain adjustments in connection with the Merger and the change in fiscal year end, as described in this proxy statement.

Chief Executive Officer Compensation

Since his promotion to Chief Executive Officer in the fiscal year ended March 28, 2009 (“FYE 3/28/09”), the Compensation Committee has been transitioning Mr. Eidson’s compensation to be competitive with the CEO compensation of our Peer Group Companies. In May 2013, the Compensation Committee and Board continued to take steps to better align the CEO’s compensation with the market median for the Peer Group Companies. The steps included a 5% base salary increase and 1% increase to long-term incentive value. These increases also reflect Mr. Eidson’s performance which the Compensation Committee and Board of Directors review annually.

SpartanNash Company Proxy Statement          | Page 43

Executive Compensation

Compensation Discussion and Analysis

*FYE 12-28-13 Restricted Stock Value does not include incremental fair value adjustments due to modification of retirement provisions disclosed in Footnote 1 of the Summary Compensation Table.

In FYE 12/28/13, Mr. Eidson’s total compensation increased 10% compared to the prior year primarily due to strong Consolidated Net Earnings performance resulting in annual incentive results above target level, as adjusted for the fiscal transition period. Compared to the prior year, long-term incentive compensation was lower because the ROIC portion of the May 2012 long-term incentive award was not earned, as 2-year ROIC performance was below threshold.

Other Named Executive Officer Compensation

Compensation changes for our other named executive officers were comprised of:

•	A 3% base salary increase, approved in October 2013, which was the same as other Spartan associates, and

•	A 5% increase in long-term incentive award values, approved in May 2013, to position our executives closer to the median compensation levels at the Peer Group Companies.

Plan Design Changes

No changes were made to the design of the annual incentive plan FYE 12/28/13.

The Compensation Committee implemented the long-term cash incentive plan in May 2010. Under that plan, executive long-term incentive pay opportunities were awarded based on the Company’s earnings per share (“EPS”) and return on invested capital (“ROIC”) performance. The Compensation Committee reviewed the long-term incentive plan after the completion of a full 3-year cycle of the performance-based cash program as of the end of FYE 3/30/13 and determined in May 2013 to continue award opportunities based on EPS and ROIC performance for a three-year performance and vesting period extending to May

Page 44 |          SpartanNash Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

2016. Following the Merger and the Company’s subsequent change in fiscal year end, the Compensation Committee adjusted the long-term cash incentive award granted in May 2013. Specifically, the Compensation Committee pro-rated the award for the 39-week transition period ending 12/28/13 based on the EPS and ROIC metrics, and determined to apply three performance measurements, EPS, net sales and achievement of synergies from the Merger, for the two years remaining in the performance and vesting period. This two-year period will consist of a 105-week performance period covering the fiscal years ending January 3, 2015 and January 2, 2016 and an additional vesting period ending May 1, 2016. For the purposes of this award, “net sales” will be calculated based on the GAAP financial statements of the Company, however fuel sales will be adjusted using a pre-determined sales price per gallon sold. The May 2013 grants continue to be payable in May 2016, but only to the extent that performance is achieved and executives satisfy service requirements at that time.

Pay Practices

The Committee also reviews the Company’s compensation programs to use best practices and avoid poor pay practices. Below is a summary of certain practices we have implemented to serve our compensation philosophies, and certain practices we have avoided because we believe they do not serve our shareholders’ long-term interests:

The practices we follow:

✓	At-risk compensation. A majority of the compensation paid to our named executive officers is “at-risk” and requires specific and disclosed financial performance, continued employment, or both;

✓	Pay for performance. All performance payouts for named executive officers are based on financial performance linkage; all financial goals—both short-term and long-term metrics and targets—are disclosed;

✓	Double-trigger severance arrangements. Our severance agreements provide for double-trigger payments upon change in control;

✓	Limited perquisites. Perquisites are limited to certain tax and financial planning benefits and annual physical examinations made available to our executives;

✓

Executive stock retention. Each executive is required to hold at least 50% of any shares acquired through the Company’s stock incentive plans and other forms of stock based compensation until the executive is in compliance with our stock ownership guidelines.

The practices we DON’T follow:

✗	No guaranteed salary increases;

✗

No tax reimbursements, except that executive severance agreements existing prior to the Merger with Nash Finch provide modified tax gross-ups in connection with termination following a change in control of the Company;

✗	No repricing of options without shareholder approval; and

✗	No dividends paid on unvested performance shares or units.

In addition to the elements of compensation discussed above, our executives participate in certain defined benefit and deferred compensation plans. These plans are discussed below under the captions “Pension Benefits,” “Qualified Defined Contribution Retirement Plan,” and “Non-Qualified Deferred Compensation.”

SpartanNash Company Proxy Statement          | Page 45

Executive Compensation

Compensation Discussion and Analysis

Clawback Policy

In March 2014, the Company adopted a clawback policy providing that under certain circumstances, the Company may recover incentive compensation paid to any current or former associate holding a position of Vice President or a more senior position. The compensation is recoverable if: (a) there is a restatement of all or a portion of the Company’s financial statements due to material non-compliance with financial reporting requirements, (b) the incentive compensation was based on materially inaccurate financial statements or performance metrics, or (c) the associate engaged in ethical misconduct, serious wrongdoing, or violation of applicable legal or regulatory requirements. The Company may recover any incentive compensation paid within the three years prior to the applicable event or conduct.

Mix of Compensation Elements

When determining the mix of awards, the Compensation Committee considers factors such as the short-term and long-term compensation expense to the Company, the economic value delivered to the executives, the overall level of share ownership by the executives, share availability under Company plans, annual share usage and dilution of shareholders, and practices at the Peer Group Companies. The Compensation Committee believes that the Company’s mix of pay is competitively aligned with the median for the Peer Group Companies, as illustrated in the tables below showing the compensation mix for FYE 12/28/13.

Pay for Performance

Our executive compensation elements and programs result in a “pay for performance” policy for our executives. This means that the Compensation Committee and the Board have implemented and intend to maintain compensation plans that link a substantial proportion of executive compensation to the achievement of goals that the Board considers important.

As a result of this general policy, a substantial portion of the compensation paid to our executives is incentive-based and therefore “at-risk.” Specifically, for FYE 12/28/13, approximately 67% of realizable total direct compensation paid to our named executive officers in the aggregate consisted of variable, or at-risk, compensation (i.e. stock awards and performance-based cash awards). The value of restricted stock awards to our named executive officers depends on the value of the share price. Our executive officers do not realize value from annual or long-term cash incentive awards under the Company’s Executive Cash Incentive Plan of 2010 (the “Executive Plan”) unless the Company meets specified minimum financial goals.

Page 46 |          SpartanNash Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

The tables above illustrate the importance of at-risk compensation in our compensation programs. In addition to reviewing at-risk pay elements compared to the Peer Group Companies, the Compensation Committee analyzes the alignment of executive pay to Company performance. The Compensation Committee believes that when the Company outperforms Peer Group Companies on a relative basis, then our executive pay should be relatively higher. Alternatively, when Company performance is relatively lower, executive pay should be correspondingly lower. The Compensation Committee seeks to maintain this relationship through the use of at-risk pay elements that tie compensation to Company performance.

In May 2010, the Compensation Committee implemented a three-year long-term cash incentive plan to help improve the alignment between realizable pay of executive officers and composite financial performance. In May 2013, the

Compensation Committee believed that the three-year long-term cash incentive plan was a factor in improving the alignment, and continued the plan with EPS and ROIC as performance metrics.

The table below analyzes the pay for performance relationship for the prior three fiscal years (consisting of FYE 3/26/11 to FYE 3/30/13). The purpose of the analysis is to evaluate whether the Company’s compensation programs are aligned with the Company’s performance, as measured against certain peers. The analysis reflects that:

•	CEO realizable compensation was aligned with composite performance for the period. The Company’s other NEO realizable compensation is somewhat aligned with composite performance; and

•	CEO and other NEO realizable compensation was aligned with total shareholder return.

The Company believes that this analysis supports the Compensation Committee’s view that the performance-based long-term cash incentive plan implemented in FYE 3/26/11 to pay executives based on ROIC and EPS performance has contributed to the alignment of pay and performance. In addition, alignment improved in part because FYE 3/27/10 cycled out of the analysis; during FYE 3/27/10 performance shares were not earned and stock options were out-of-the-money.

SpartanNash Company Proxy Statement          | Page 47

Executive Compensation

Compensation Discussion and Analysis

Analysis of Compensation Elements for FYE 12/28/13

Overview

The following is a discussion of key compensation programs and decisions for FYE 12/28/13.

1.	Base Salaries

Following Mr. Eidson’s promotion to Chief Executive Officer in FYE 3/28/2009, the Compensation Committee has focused on transitioning his compensation over a period of years from the median levels for a Chief Operating Officer at the Peer Group Companies to that of the Chief Executive Officer position, subject to satisfactory performance. In light of Mr. Eidson’s performance as Chief Executive Officer and our stated compensation policy of providing compensation consistent with market practices, the Compensation Committee approved a 5% increase in Mr. Eidson’s base salary in May 2013.

The Compensation Committee concluded that the base salaries for the other named executive officers were generally consistent with the 50th percentile market level of Peer Group Companies. Accordingly, other named executive officers received in October 2013 a 3% base salary increase, consistent with the general increase in the base salary for other Company associates at that time.

2.	Annual Cash Incentive Awards.

Each named executive officer was granted an opportunity to earn an annual incentive award under the Executive Plan. For each named executive officer, the value of the annual incentive award is dependent on the Company’s achievement of specified levels of consolidated net earnings and is paid in cash. If the threshold level of consolidated net earnings is not achieved, then no award is paid for the fiscal year (as occurred in FYE 3/27/10).

The performance targets for FYE 12/28/13 were adjusted and payouts were pro-rated to 75% of the incentive opportunity to adjust for the shortened, 39-week fiscal year. The annual incentive award opportunity provided to each named executive officer was calculated according to the following matrix:

Annual Cash Incentive Award Payout Design

As Adjusted for FYE 12/28/13

	Adjusted Consolidated Net Earnings (in thousands)	Percentage of Targeted Consolidated Net Earnings Achieved for FYE 3/30/13	Percent of Target Annual Incentive Award Paid*
		<80.0%	0.0%
Threshold	$18,514	80.0%	10.0%
Target	23,143	100.0%	100.0%
Maximum	26,915	>116.3%	200.0%
Actual**	$25,004	108.0%	149.1%

*         The threshold, target, and maximum annual incentive award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target annual incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified above.

**      Company’s actual performance is after adjustments for extraordinary items as approved by the Board of Directors under the terms of the Executive Plan.

Page 48 |          SpartanNash Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

3.	Long-Term Incentive Awards

In FYE 3/26/11, the Compensation Committee adjusted the long-term incentive plan mix in part to address concerns regarding the Company’s use of shares under its equity incentive compensation programs. The Compensation

Committee also introduced multi-year performance-based cash awards. The Company continued this program (illustrated in the table below) for FYE 3/31/12, FYE 3/30/13 and FYE 12/28/13.

FYE 12/28/13 Long-Term Incentive Awards

Equity Awards	Cash Award
Restricted Stock	Performance-Based Compensation
50%	50%	Cash award, paid based on achievement of consolidated earnings per share (EPS)[1] (60%) and return on invested capital (ROIC)[2] (40%)

1 Weighted average diluted earnings per share based on consolidated net earnings, subject to adjustments for extraordinary items approved by the Board of Directors under the terms of the Executive Plan.

2 Operating earnings after tax, adjusted for asset impairment, exit costs and LIFO expense, divided by total invested capital (total assets plus LIFO reserve less cash and non-interest bearing current liabilities). This calculation is also subject to adjustments for extraordinary items approved by the Board of Directors under the terms of the Executive Plan.

In May 2012, the Compensation Committee determined that the value of long-term incentive compensation of the Chief Executive Officer and other named executive officers was below median for corresponding compensation paid at the Peer Group Companies. In view of that gap, and in recognition of the results the Company has achieved during challenging economic and market conditions, the Compensation Committee has gradually increased the grant date fair value of the restricted stock awards and target value of the long-term cash incentive awards to our named executive officers in each of the past three fiscal years. Most recently, the Compensation Committee increased the target value of awards for FYE 12/28/13 by 1% for the CEO and 5% for the other named executive officers.

Long-Term Cash Incentive Awards. In May 2013, each named executive officer was granted an opportunity to earn a long-term cash incentive award under the Executive Plan, to be earned and vested over a three-year period.

The Compensation Committee again selected EPS as a metric for the long-term incentive award because it is a basis for the valuation of our stock, and therefore an effective measure of the growth of shareholder wealth. The Compensation Committee also again selected ROIC because it focuses our executives on the cost of investment when making profit and loss decisions. ROIC also places appropriate emphasis on the balance sheet by causing executives to analyze investment of the Company’s resources, including in accounts receivable, inventory, prepayments, capital spending, and acquisitions.

Due to the change in the Company’s fiscal year end from the last Saturday in March to the Saturday that is closest to December 31, the Compensation Committee determined to adjust the original three-year award by creating two separate performance periods, with the first covering the 39-week transition period ending December 28, 2013, and the second covering the 105-week period following the end of the transition period (which

SpartanNash Company Proxy Statement          | Page 49

Executive Compensation

Compensation Discussion and Analysis

consists of the fiscal years ended January 3, 2015 and January 2, 2016). The Compensation Committee did not change the original three-year vesting schedule, and thus the awards for each of the performance periods will be subject to a vesting period ending May 1, 2016. The specific changes to the award are summarized as follows:

•	The target metrics and opportunity incentive award amount in the original May 2013 award was adjusted to account for the change in the Company’s fiscal year end;

•	EPS and ROIC performance targets were adjusted for the shortened transition period for FYE 12/28/13;

•	EPS and ROIC performance were measured at December 28, 2013 (the end of the first fiscal year, a 39-week transition period);

•	The target value of each award for the 39-week transition period was established at 27% of the adjusted May 2013 award;
•

The Compensation Committee approved modified award opportunities for the two fiscal year, or 105-week, period following the transition period. The target values of the award are equal to 73% of the adjusted May 2013 award;

•

The portion of the award attributable to the 105-week period will be measured with reference to three metrics: EPS, net sales and achievement of synergies related to the Merger of Spartan Stores and Nash Finch. Weights will be assigned to these metrics as follows: EPS: 40%; net sales: 20%; and merger synergies: 40%.

•	The portion of the award attributable to each of the 39-week transition period and subsequent 105-week period are subject to an additional vesting period ending May 1, 2016.

The portion of the May 2013 award opportunity for each named executive officer for the 39-week transition period was as follows:

Performance Measurement (39-Week Transition Period)	Percentage of Long- Term Cash Incentive Award	End of Vesting Period
EPS	60%	May 1, 2016
ROIC	40%	May 1, 2016

The target award for each named executive officer is expressed as a specific dollar amount determined by the Compensation Committee.

The earnings per share and ROIC performance targets for FYE 12/28/13 were each pro-rated to adjust for the shortened, 39-week fiscal year. The amount of each component of the long-term incentive award earned for the 39-week transition period was determined according to the following matrices:

Page 50 |          SpartanNash Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

May 2013 Award EPS Component

For 39-Week Transition Period

(Adjusted for FYE 12/28/13)

	Adjusted Earnings Per Share	Percentage of Earnings Per Share Achieved	Percent of Target Long-Term Cash Incentive Award Paid*
		<80%	0%
Threshold	$ 0.84	80.0%	10.0%
Target	1.05	100.0%	100.0%
Maximum	1.22	>116.3%	200.0%
Actual	1.14	108.6%	152.8%

*   The threshold, target, and maximum long-term cash incentive award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target long-term cash incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified above.

May 2013 Award ROIC Component

For 39-Week Transition Period (Adjusted for FYE 12/28/13)

	ROIC	Percentage of ROIC Achieved	Percent of Target Long-Term Cash Incentive Award Paid*
		<92.0%	0%
Threshold	4.23%	92.0%	10.0%
Target	4.60%	100.0%	100.0%
Maximum	5.06%	>110.0%	200.0%
Actual	4.60%	100.0%	100.0%

*   The threshold, target, and maximum long-term cash incentive award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target long-term cash incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified above.

SpartanNash Company Proxy Statement          | Page 51

Executive Compensation

Compensation Discussion and Analysis

The potential values of the portion of the long-term cash incentive award attributable to the 39-week transition period for each named executive officer, as adjusted by the Compensation Committee due to the change in fiscal year end, are summarized in the table below. The values of the adjusted award grant are reported in the Grants of Plan-Based Awards Table on page 65.

Name	EPS (60%)			ROIC (40%)			Target Long-Term Cash Incentive Award Value for 39-Week Transition Period
	Threshold	Target	Maximum	Threshold	Target	Maximum
Dennis Eidson	$12,000	$120,000	$240,000	$8,000	$80,000	$160,000	$200,000
David M. Staples	3,556	35,556	71,111	2,371	23,704	47,408	59,260
Theodore C. Adornato	2,377	23,773	47,546	1,585	15,849	31,697	39,622
Derek R. Jones	2,377	23,773	47,546	1,585	15,849	31,697	39,622
Alex J. DeYonker	2,377	23,773	47,546	1,585	15,849	31,697	39,622

The portion of the award earned with respect to the 39-week transition period is subject to a vesting period and will not be paid unless the named executive officer is employed by the Company through May 1, 2016.

The portion of the award attributable to the two year (105-week) period following the transition period is summarized in the table below.

Performance Measurement (105-Week Performance Period following the Transition Period)	Percentage of Long-Term Cash Incentive Award	End of Vesting Period
EPS	40%	May 1, 2016
Net Sales	20%	May 1, 2016
Merger Synergies	40%	May 1, 2016

The amount of each component of the long-term incentive award earned for the 105-week performance period will be determined according to the following matrices:

May 2013 Award

EPS Component

For 105-Week Period

	Percentage of Earnings Per Share Achieved	Percent of Target Long-Term Cash Incentive Award Paid*
	<80%	0%
Threshold	80.0%	10.0%
Target	100.0%	100.0%
Maximum	>116.3%	200.0%

Page 52 |          SpartanNash Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

May 2013 Award

Net Sales Component

For 105-Week Period

	Percentage of Net Sales Achieved	Percent of Target Long-Term Cash Incentive Award Paid*
	<80%	0%
Threshold	90.0%	50.0%
Target	100.0%	100.0%
Maximum	>106.0%	200.0%

May 2013 Award

Merger Synergies Component

For 105-Week Period

	Percentage of Merger Synergies Achieved	Percent of Target Long-Term Cash Incentive Award Paid*
	<80%	0%
Threshold	80.0%	10.0%
Target	100.0%	100.0%
Maximum	>116.3%	200.0%
* The percentage of Target long-term cash incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified in each table above.

The potential values of the long-term cash incentive award attributable to the 105-week period following the transition period for each named executive officer, as adjusted for the change in fiscal year end, are set forth below. The adjusted values of the award grant are reported in the Grants of Plan-Based Awards Table on page 65.

Name	EPS (40%)			Net Sales (20%)			Merger Synergies (40%)			Target Long-Term Cash Incentive Award Value for 105-Week Performance Period
	Threshold	Target	Max.	Threshold	Target	Max.	Threshold	Target	Max.
Eidson	$21,538	$215,385	$430,769	$53,846	$107,692	$215,385	$21,538	$215,385	$430,769	$538,462
Staples	6,382	63,818	127,636	15,955	31,909	63,818	6,382	63,818	127,636	159,545
Adornato	4,267	42,669	85,338	10,668	21,335	42,669	4,267	42,669	85,338	106,673
Jones	4,267	42,669	85,338	10,668	21,335	42,669	4,267	42,669	85,338	106,673
DeYonker	4,267	42,669	85,338	10,668	21,335	42,669	4,267	42,669	85,338	106,673

SpartanNash Company Proxy Statement          | Page 53

Executive Compensation

Compensation Discussion and Analysis

The following table shows the status of all outstanding long-term incentive cash awards as of December 28, 2013 under the long-term cash incentive program.

Award Date	Performance Measure	Performance Period	Actual Performance [1] as % of Target	Payout Earned	End of Vesting Period	Payout Due
May 14, 2013, as modified	EPS	FYE 1/2/16	TBD	TBD	May 2016	May 2016[2]
	Net Sales	FYE 1/2/16	TBD	TBD	May 2016
	Merger Synergies	FYE 1/2/16	TBD	TBD	May 2016
May 14, 2013, as modified	EPS	FYE 12/28/13	108.6%	152.8%	May 2016	May 2016[2]
	ROIC	FYE 12/28/13	100.0%	100%	May 2016
May 15, 2012	EPS	FYE 3/30/13	92.2%	64.9%	May 2015	May 2015[3]
	ROIC	FYE 12/28/13	81.0%	None	May 2015
May 17, 2011	EPS	FYE 3/31/12	98.6%	93.8%	May 2014	May 2014[3]
	ROIC	FYE 3/30/13	85.9%	None	May 2014

1 Company’s actual performance is after adjustments for extraordinary items approved by the Board of Directors under the terms of the Executive Plan.

2 Will not be paid unless the named executive officer satisfies the continued service requirement and is employed on May 1, 2016.

3 Will not be paid unless the named executive officer satisfies the continued service requirement and is employed on the date of payment.

Objectives of SpartanNash’s Compensation Programs

The primary objectives of the Company’s compensation are to:

•	attract, retain, motivate, and reward talented executives who are critical to the current and long-term success of the Company;

•

provide an overall level of compensation opportunity that is competitive within the markets in which SpartanNash competes and within a broader group of companies of comparable size, financial performance, and complexity;

•	provide targeted compensation levels that are consistent with the 50th percentile of competitive market practices for each pay component (base salary, annual incentives, and long-term incentives);
•	support SpartanNash’s long-range business strategy;

•	promote the long-term profitable growth of the Company by linking compensation elements to the achievement of key strategic and financial goals;

•	reward and retain the Company’s executives and compensate for individual performance; and

•	align the interests of the executives with those of the shareholders by linking compensation to the Company’s performance and share price.

How the Compensation Committee Determines Compensation Levels

The processes the Compensation Committee follows when determining pay levels are discussed in more detail below.

Page 54 |          SpartanNash Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Overview

The Compensation Committee’s overall decision making process is summarized as follows:

•

the Committee reviews with its independent compensation consultant recent trends and developments in executive compensation, including salaries, short-term and long-term incentive plan targets and payouts, equity awards, and perquisites and benefits;

•	the Committee reviews publicly disclosed grants of share-based awards to named executive officers at the Peer Group Companies and other relevant companies;

•

the Company’s executive officers and Human Resources and Finance associates serve as resources to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request;

•	the Committee reviews and analyzes data to determine the median level of compensation for each type of compensation paid for comparable positions at comparable companies;

•

the Committee compares the compensation of the Company’s executives to compensation at the comparable companies in the context of the Company’s financial performance, economic conditions, and other factors;

•

the Committee sets compensation opportunities for our executives to target generally the median levels for comparable companies, but makes adjustments for a number of considerations discussed below, including individual performance, company performance, past compensation (as summarized on “tally sheets”), and other factors.

Targeting the Median Market Level

In general, the Compensation Committee seeks to provide target compensation opportunities that are consistent with the median (i.e., 50th percentile) market levels for each major category of compensation for executives in similar positions at companies of comparable size, financial performance, industry and complexity (referred to as “Peer Group Companies”).

The Compensation Committee reviews the constituents of the Peer Group Companies from time to time to help ensure that the group is fairly comparable to the Company. Changing business models, mergers, growth, and other factors may necessitate adjustments. The Peer Group Companies for FYE 12/28/13 were as follows:

Brown Shoe Co. Inc.

Casey’s General Stores Inc.

Chiquita Brands International

DSW Inc.

Flowers Foods, Inc.

Harris Teeter Supermarkets, Inc.

The Pep Boys—Manny, Moe & Jack

Nash Finch Company

Ralcorp Holdings

Susser Holdings Corp.

United Natural Foods, Inc.

Following its review of the Peer Group Companies in January 2013, the Compensation Committee determined to remove all companies that are not retailers of food and other staples. Accordingly, the Compensation Committee removed Herman Miller, Steelcase, Inc., Universal Forest Products, Inc., Wolverine Worldwide and Tractor Supply Co. from the Peer Group Companies.

The Compensation Committee reviews annually the Peer Group Company constituents to help ensure that they serve as a fair and accurate basis of comparison for our executive compensation programs. In establishing the peer

SpartanNash Company Proxy Statement          | Page 55

Executive Compensation

Compensation Discussion and Analysis

group for FYE 12/28/13 compensation decisions, the Compensation Committee looked for companies having characteristics similar to SpartanNash prior to the Merger, including revenue (approximately $1.4 to $5.2 billion), business operations, customer base, distribution channels, geographic diversity and locations, and market capitalization. The Compensation Committee believes that comparator groups selected by limited criteria, such as industrial classification code, do not present a fair means of comparison because they do not account for factors such as ownership and control by a small group, simplicity or complexity of operations, business strategy (e.g., balanced focus on retail and wholesale operations), and other factors that can create a misleading comparison. Our revised peer group consists of companies representing three industry groups, including Food & Staples Retailing, Food, Beverage and Tobacco Retailing.

In late 2013, the Compensation Committee determined to make additional changes to the list of Peer Group Companies in order to reflect the increased size and scope of the Company following the Merger. The new peer group will be used for compensation decisions in FYE 1/3/15; it was not used in making compensation decisions for FYE 12/28/13. The new peer group will consist of the following companies:

SUPERVALU Inc.

CH Robinson Worldwide Inc.

SYNNEX Corp.

Henry Schein, Inc.

The Pantry, Inc.

WESCO International Inc.

Core-Mark Holding Company, Inc.

Casey’s General Stores, Inc.

Ryder System, Inc.

Anixter International Inc.

Susser Holdings Corporation

The Andersons, Inc.

United Natural Foods, Inc.

Roundy’s, Inc.

In addition to determining the median level for a compensation category at the Peer Group Companies, the Committee analyzes competitive compensation practices in the general industry for those positions that may be occupied by officers and executives recruited from outside of the wholesale and retail grocery business and performs regression analysis to adjust to Spartan’s revenue size in these cases.

In general, the Compensation Committee considers a pay component to be consistent with the 50th percentile target amount if it is within 10% of the target amount for base salary, and within 15% of the target amount for all other pay components. These targets serve as a reference point; the Committee also considers:

•	individual performance;

•	time each executive has served in the position;

•	the experience of each executive;

•	future potential of the executive;

•	internal equity;

•	retention concerns; and

•	Company performance.

Evaluating Individual Performance

Each year, the Compensation Committee reviews and evaluates individual executive performance as part of its decision making process with respect to base salary, equity incentive award opportunities, and, from time to time, discretionary bonuses. The Chairperson of the Compensation

Page 56 |          SpartanNash Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Committee coordinates the Board’s review of the individual performance of the Chief Executive Officer. The Chairman of the Board and the Chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee communicate the Board’s review to the Chief Executive Officer.

For the named executive officers other than the Chief Executive Officer, the Chief Executive Officer reviews with the Compensation Committee and the full Board of Directors an evaluation of each executive officer’s performance.

As discussed above, individual performance is only one factor among several that the Compensation Committee considers in making these adjustments, and there is no prescribed formula or mechanism for translating individual performance into specific amounts of compensation. The Compensation Committee’s decision-making process necessarily involves the Committee’s informed judgment with respect to individual executive performance in the context of many considerations and criteria, none of which are individually controlling, including experience, potential of the executive, retention concerns, recent compensation of the executive, internal pay equity, Company performance, and general industry and economic conditions.

Reviewing Tally Sheets

In reviewing executive compensation, the Compensation Committee reviews tally sheets prepared for each of the named executive officers. Each of these tally sheets presents the dollar amount of each named executive officers’ current cash compensation (base salary and annual incentive awards) and long-term (equity and long-term cash incentive) awards. These tally sheets report a multi-year history of annual compensation for the named executive officers (both opportunity and realizable).

Internal Pay Equity

Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company while providing incentives to achieve the Company’s business and financial objectives. While we believe that our executive compensation program must be internally consistent and equitable in order to achieve our corporate objectives, the Compensation Committee considers internal pay equity as one factor among the many considerations discussed in this section, and is not individually determinative of any element of individual compensation. Generally speaking, each of our executive officers is compensated according to the responsibilities and competitive considerations for the position and the accomplishments and potential of the individual. As a natural result of these considerations, persons holding positions with relatively greater responsibilities receive relatively higher levels of compensation.

The ratio between Chief Executive Officer and other named executive officer target compensation is often used as an indicator of reasonableness of Chief Executive Officer compensation based on internal pay equity. For SpartanNash as of FYE 12/28/13, this ratio was 3.4 to 1. The Compensation Committee believes that this ratio is in line with general market norms, which range from 3.0 to 3.5.

Use of Independent Compensation Consultants

Since FYE 3/26/11, the Compensation Committee has engaged Towers Watson (“Towers”), a compensation consulting firm, to provide objective research and analysis regarding compensation best practices and current information regarding compensation levels at companies of similar type, size, and financial performance. The Compensation Committee instructed Towers to provide advice and guidance

SpartanNash Company Proxy Statement          | Page 57

Executive Compensation

Compensation Discussion and Analysis

on compensation proposals, including changes to compensation levels, the design of incentive plans and other forms of compensation, and to provide information about market practices and trends. Typically, Towers attends Compensation Committee meetings, reviews existing compensation programs for consistency with our compensation philosophy and current market practices and produces the comparative information derived from peer group and published survey data that the Compensation Committee reviews when setting compensation. With respect to FYE 12/28/13, Towers Watson’s activities included:

•	performing a market review of executive officer compensation components and preparing “tally sheets”;

•	reviewing our annual and long-term incentive plan design structure;

•	reviewing the composition of the peer group we use for executive compensation benchmarking purposes;

•	reviewing current issues and trends in executive compensation;

•	assisting with executive compensation disclosures for the annual proxy filing; and

•	reviewing the pay-for-performance alignment of our executive compensation programs.

Following the Merger of Spartan Stores and Nash Finch Company, the Compensation Committee engaged Towers Watson to assist in the treatment of our performance-based long-term cash incentive award. This assessment involved analyzing alternative approaches and metrics for the Committee’s consideration.

Under the terms of its engagement, Towers did not provide any other services to the Company in FYE 12/28/13.

The Compensation Committee has adopted the practice of engaging an independent compensation consultant to provide a full review and analysis of executive compensation data every two years rather than annually. The Compensation Committee requested and received a full review and analysis from the compensation consultant in FYE 12/28/13. For years in which the consultant does not provide a full review, the Compensation Committee considers analysis of named executive officer compensation compared to the Peer Group Companies, and reviews tally sheets, market trends in executive compensation, updated information and analysis provided in the previous year by the compensation consultant. Alternate years provide the Compensation Committee opportunity to engage compensation consultants in analysis of other areas of executive compensation, such as stock ownership, change-in-control, and regulatory issues. The Compensation Committee also reviews and considers from time to time independent compensation studies, compilations, analysis and surveys that are not specifically prepared or commissioned for the Company.

Stock Ownership Guidelines

Spartan’s Board of Directors has established stock ownership guidelines for corporate officers. These guidelines are designed to help ensure that officers face with other shareholders downside risk and upside potential. Under these guidelines, the Company’s executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a specified percentage of the executive’s annual base salary. The percentages are as follows:

Position	Percentage of Base Salary
Chief Executive Officer	500%
President	400%
Executive Vice Presidents	300%
Senior Vice President	200%
Vice Presidents and Division Vice Presidents	100%

Page 58 |          SpartanNash Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Until the specified level of ownership is achieved, executives are required to hold at least 50% of all shares acquired through the Company’s stock incentive plans and other forms of stock based compensation. As of December 28, 2013, all of the Company’s executive officers were in compliance with the Company’s stock ownership policy.

The Board of Directors periodically reviews the stock ownership guidelines for corporate officers to help ensure that the policy effectively encourages key associates to own a meaningful equity stake in the Company, but does not interfere with the Company’s ability to attract and retain talented individuals. The Board believes that it is appropriate to require more senior executives to own a relatively greater stake in the Company. Accordingly, the ownership requirements are set on a “sliding scale” ranging from 100% to 500%.

Personal Benefits, Perquisites, and Loans

SpartanNash has long believed that compensation in the form of executive perquisites and personal benefits does not provide transparency for shareholders or efficiently serve the goals of the Company’s compensation programs. Consequently, such benefits play a minor role in the Company’s compensation program. In FYE 12/28/13, the Company reimbursed the cost of tax and financial planning services for its named executive officers, subject to a limit of $2,500 annually. SpartanNash does not provide perquisites such as club memberships, use of private aircraft, use of automobiles owned or leased by the Company, security details, commuting expenses, clothing, jewelry, discounts that are not available to all associates, or personal travel unrelated to our business. SpartanNash does not make loans or extend credit to its directors or executive officers. None of

SpartanNash’s directors or executive officers was indebted to the Company in FYE 12/28/13.

Risk Considerations

In the context of the domestic retail and distribution operating company nature of our business, the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following additional reasons:

•	we structure our pay to consist of both fixed compensation and variable compensation;

•	we cap our cash incentive opportunity at twice the target level;

•	our restricted stock awards to associates generally vest over four or five years, and stock option awards granted in previous fiscal years generally vest over four years;

•

because consolidated net earnings is the performance measure for determining annual cash incentive payments and either EPS and ROIC or EPS, net sales and merger synergies are the performance measures for determining long-term cash incentive payments for named executive officers and certain other officers, we believe that our executives are encouraged to take a balanced approach that focuses on corporate profitability;

•	our consolidated net earnings, EPS and ROIC targets are applicable to other management associates as well as executives;

•	we have strict internal controls;

•

the Company may recover incentive-based compensation under the Company’s clawback policy, adopted in March 2014, in the event of a financial restatement, misconduct, and certain other circumstances; and

•	we have stock ownership guidelines.

SpartanNash Company Proxy Statement          | Page 59

Executive Compensation

Compensation Discussion and Analysis

Severance and Change in Control Payments

SpartanNash believes that severance payments upon certain terminations of employment benefit the Company and the shareholders by attracting and retaining executives and allowing executives to remain focused during uncertain times while also obtaining restrictive covenants for the benefit of the Company. SpartanNash also believes that cash payments upon a “double-trigger” of both termination of employment and a change in control benefit the Company and the shareholders by motivating and encouraging each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, and by motivating the executives in the period leading up to a potential change in control. To accomplish these goals, SpartanNash has entered into an employment agreement and an executive severance agreement with each named executive officer, which are discussed in more detail elsewhere in this proxy statement.

Under the terms of our equity based compensation plans and our executive employment and severance agreements, the Chief Executive Officer and other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a change in control of the Company. The specific terms of these arrangements and an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end are described in detail in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.” The terms and conditions of these arrangements are the result of arms-length negotiations between the Compensation Committee and the Company’s executive officers.

The termination of employment provisions of the executive employment and severance agreements are intended, in part, to address retention concerns by providing these individuals with a certain amount of compensation that would offset the potential disincentive to support an effort that would result in a change in control of the Company that could threaten the executive’s own jobs. From time to time, the Compensation Committee reviews and reassesses the termination and change in control arrangements with the named executive officers to determine whether the arrangements effectively serve their intended purposes and are consistent with prevailing practices for the markets in which the Company competes for executive talent. The Committee typically engages a compensation consultant to assist the determination of prevailing market practices.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain officers. While we do not design our compensation programs solely for tax purposes, we do design our programs to be tax efficient for the Company where possible. Under appropriate circumstances, SpartanNash may approve compensation that is not deductible under Section 162(m) if it determines that it would be in the best interests of SpartanNash and its shareholders for such compensation to be paid.

Shareholder Say-On-Pay Votes

The Company provides its shareholders with the opportunity to cast a say-on-pay vote annually, which is an advisory vote on executive compensation. At the Company’s annual meeting of shareholders held in July 2013, a substantial majority (96%) of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The

Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation, and did not change its approach in FYE 12/28/13. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Page 60 |          SpartanNash Proxy Statement

Executive Compensation

Summary Compensation Table

Summary Compensation Table

The following table shows certain information concerning the compensation earned by the Chief Executive Officer, the Chief Financial Officer, and each of the Company’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer who were serving as executive officers as of fiscal year end (the officers identified in the table below are referenced in this Proxy Statement as the “named executive officers”). Solely for the purpose of the following table, the 39-week transition period ended December 28, 2013 is referred to as “2013T”, the fiscal year ended March 30, 2013 as “Fiscal Year 2013”, the fiscal year ended March 31, 2012 as “Fiscal Year 2012” and fiscal year ended March 26, 2011 as “Fiscal Year 2011.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)(2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation(4)(5) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(6) ($)	All other Compen- sation(7)(8) ($)	Total(9) ($)
Dennis Eidson,	2013T	603,510	-	1,448,405	-	1,169,143	2,300	95,188	3,318,546
President and CEO	2013	765,962	-	808,876	-	777,335	3,929	99,341	2,455,443
	2012	744,423	-	717,368	-	1,306,776	4,476	99,838	2,872,881
	2011	691,385	-	689,443	-	1,442,850	23,955	21,229	2,868,862
David M. Staples,	2013T	330,661	-	244,433	-	380,185	2,905	44,312	1,002,496
EVP and CFO	2013	429,871	-	230,558	-	247,667	4,961	42,108	955,165
	2012	428,005	-	214,240	-	383,658	5,652	41,481	1,073,036
	2011	411,609	-	190,036	-	430,286	17,358	9,339	1,058,628
Theodore C. Adornato,	2013T	249,481	-	287,231		242,278	1,166	29,370	809,526
EVP Retail	2013	324,553	-	154,133	-	159,290	1,991	31,331	671,298
Operations	2012	323,144	-	143,255	-	273,742	2,270	32,419	774,830
	2011	310,765	-	126,588	-	311,450	9,682	6,733	765,218
Derek R. Jones,	2013T	243,779	-	163,353	-	237,871	521	27,379	672,903
EVP Food	2013	317,030	-	154,133	-	156,961	891	29,225	658,240
Distribution	2012	315,654	-	143,255	-	270,229	1,015	26,136	756,289
	2011	303,562	-	138,910	-	306,578	8,289	6,338	763,677
Alex J. DeYonker,	2013T	284,895	-	164,867	-	269,346	631	33,294	753,033
EVP Chief Legal	2013	370,764	-	154,133	-	173,602	1,077	34,242	733,818
Officer	2012	369,154	-	143,255	-	295,326	1,227	29,117	838,079
	2011	355,013	-	141,005	-	341,380	9,743	6,982	854,123

(1)

These amounts represent the grant date fair value of restricted stock determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), and do not represent cash payments to or amounts realized by the named executive officers. The Company did not grant option awards in any of the fiscal years presented. For details regarding the assumptions used in the valuation of share-based awards, see Note 13, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Transition Report on Form 10-K for the period ended December 28, 2013. In December 2013, the Compensation Committee modified the retirement provisions of restricted stock awards to provide for continued vesting of shares following a qualified retirement, subject to continued compliance with covenants

SpartanNash Company Proxy Statement          | Page 61

Executive Compensation

Summary Compensation Table

not to compete. This modification resulted in the following incremental fair values (determined in accordance with ASC 718), which are included in the Stock Awards reported above:

Name	Incremental Value of Stock Award Modification ($)
Mr. Eidson	636,435
Mr. Staples	3,829
Mr. Adornato	126,405
Mr. Jones	2,526
Mr. DeYonker	4,041

(2)	The amounts reported in the “Stock Awards” column are not reduced by the amount of any awards that were not earned or were otherwise forfeited.

(3)	In compliance with the Company’s executive stock ownership policy, Messrs. Eidson, DeYonker, and Jones received a portion of their respective FYE 3/26/11 annual cash incentive award in shares of the Company’s common stock pursuant to the Company’s 2001 Stock Bonus Plan. Under the terms of the Stock Bonus Plan, each executive received additional shares of the Company’s common stock having a value of 30% of the bonus elected to be received in stock. The amounts reported in this column for FYE 3/31/12 for Messrs. Eidson, DeYonker, and Jones include the value of the incremental shares of stock received by them under the Stock Bonus Plan, as determined under ASC 718. As a condition of participation, each executive must hold the shares for a minimum of twelve months. No named executive officer elected to participate in the Stock Bonus Plan in FYE 3/31/12 or FYE 3/30/13.

(4)	For all periods presented, all named executive officers earned annual and long-term cash incentive awards under the Company’s Executive Cash Incentive Plan of 2010. Please see the Compensation Discussion and Analysis section of the proxy statement and footnote (5) below for the applicable fiscal year for details regarding how these amounts are determined and when they are paid.

(5)	The amount reported in this column consists of the annual cash incentive award earned for the applicable fiscal year and the portion of the long-term cash incentive award that was earned for the Company’s achievement of specified levels of earnings per share and return on invested capital in the applicable fiscal year. Due to the change in fiscal year, each named executive officer’s annual incentive opportunity was pro-rated to be 75% (39/52 weeks) of the projected incentive opportunity. As discussed in more detail beginning on page 49, long-term cash incentive awards typically cover a three-year total service period. Due to the change in fiscal year, which resulted in a 39 week transition period, the Compensation Committee modified the three-year award to cover two performance periods, including the 39-week transition period and the two fiscal years that follow the transition period, and an additional vesting period ending May 1, 2016. The Compensation Committee adjusted each named executive officer’s long-term cash incentive award in the manner discussed beginning on page 49.

Page 62 |          SpartanNash Proxy Statement

Executive Compensation

Summary Compensation Table

The earned portion of the May 2011 and May 2012 long-term awards remain subject to a vesting condition and will be forfeited if the employment of the named executive officer is terminated under certain circumstances prior to the end of the vesting period (two years for the EPS component and one year for the ROIC component). The earned portion of the May 2013 award is not payable until May 2016, and will be forfeited if the employment of the named executive officer is terminated under certain circumstances prior to May 2016. The following table provides details regarding the non-equity incentive compensation earned by each named executive officer in FYE 12/28/13:

Name	Annual Cash Incentive Award Earned ($)	EPS Portion of Long-Term Cash Incentive Award EarnedA ($)	ROIC Portion of Long-Term Cash Incentive Award EarnedB ($)	TotalC ($)
Mr. Eidson	905,783	183,360	80,000	1,169,143
Mr. Staples	302,152	54,329	23,704	380,185
Mr. Adornato	190,104	36,325	15,849	242,278
Mr. Jones	185,697	36,325	15,849	237,871
Mr. DeYonker	217,172	36,325	15,849	269,346

A	Represents the EPS portion of the award that was granted in May 2013 and measured at FYE 12/28/13 and is payable in May 2016.

B	Represents the ROIC portion of the award that was granted in May 2013 and measured at FYE 12/28/13 and is payable in May 2016. No part of the ROIC portion of the May 2012 award was earned or will be paid because performance was below threshold.

C	The long-term portion of the award has not been paid and will not be paid unless and until the executive satisfies the service periods and is employed through May 1, 2016.

(6)	The amounts reported in this column consist of the change in the actuarial present value of the named executive officer’s accumulated benefit under the SpartanNash Cash Balance Pension Plan and Supplemental Executive Retirement Plan, computed as of the pension plan measurement date used for financial statement reporting purposes for the reported years. For more information, see the Pension Benefits section of this proxy statement and Note 10, Associate Retirement Plans, to the audited financial statements of SpartanNash contained in the Company’s Transition Report on Form 10-K for the period ended December 28, 2013. Earnings on non-qualified deferred compensation are reported below on the Non-Qualified Deferred Compensation table.

SpartanNash Company Proxy Statement          | Page 63

Executive Compensation

Summary Compensation Table

(7)	“All Other Compensation” includes the value of Company matching contributions to each executive’s qualified and non-qualified retirement plans, dividends on unvested restricted stock awards, and Company paid life insurance premiums (a benefit that is generally available to the Company’s salaried associates). The following table provides details regarding all other compensation paid to named executive officers for FYE 3/30/13:

Name	Qualified Savings Plan Match and Profit Sharing Contribution ($)	Nonqualified Savings Plan Match and Profit Sharing Contribution ($)	Dividends on Unvested Restricted Stock ($)	Insurance Premiums ($)	Total ($)
Mr. Eidson	9,114	41,595	44,173	306	95,188
Mr. Staples	9,396	21,312	13,298	306	44,312
Mr. Adornato	9,382	10,842	8,840	306	29,370
Mr. Jones	9,612	8,621	8,840	306	27,379
Mr. DeYonker	9,146	15,002	8,840	306	33,294

(8)	None of the Company’s named executive officers received perquisites or personal benefits having an aggregate value of $10,000 or greater.

(9)	The amounts reported in the “Total” column include the value of unearned or forfeited Stock Awards and earned but not yet paid long-term cash incentive awards. Please see Notes 2 and 5 above.

Page 64 |          SpartanNash Proxy Statement

Executive Compensation

Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to the named executive officers in FYE 12/28/13.

Name	Grant Date		Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)
Dennis Eidson	5/14/13	(2)	60,750	607,500	1,215,001
	5/14/13	(3)	116,923	738,462	1,476,923
	5/14/13					46,004		811,971
	12/17/13					Note	(1)	636,435
David Staples	5/14/13	(2)	20,265	202,650	405,301
	5/14/13	(3)	34,644	218,804	437,609
	5/14/13					13,362		240,605
	12/17/13					Note	(1)	3,829
Theodore Adornato	5/14/13	(2)	12,750	127,501	255,002
	5/14/13	(3)	23,163	146,294	292,588
	5/14/13					9,112		160,827
	12/17/13					Note	(1)	126,405
Derek Jones	5/14/13	(2)	12,455	124,546	249,091
	5/14/13	(3)	23,163	146,294	292,588
	5/14/13					9,112		160,827
	12/17/13					Note	(1)	2,526
Alex DeYonker	5/14/13	(2)	14,566	145,655	291,310
	5/14/13	(3)	23,163	146,294	292,588
	5/14/13					9,112		160,827
	12/17/13					Note	(1)	4,041

(1)	Amount reported is the aggregate grant date fair value determined in accordance with ASC 718, and does not represent cash payments to or amounts realized by the named executive officers. For valuation assumptions, see Note 13, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Transition Report on Form 10-K for the period ended December 28, 2013.

(2)	The amounts reported in these rows are not actual payouts; they represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for the annual cash incentive award under the Executive Plan under the terms of the award as granted in May 2013. Following the Company’s change in fiscal year-end, the earned amount was reduced by 25% to prorate the award for the 39-week transition period ending December 28, 2013. The actual amount earned by each named executive officer for FYE 12/28/13 is reported in the Summary Compensation Table. For details regarding how these amounts are determined, see the Compensation Discussion and Analysis section of this proxy statement.

(3)	The amounts reported in these rows are not actual payouts; they represent the possible threshold, target, and maximum payouts that could be earned by each named executive officer under the

SpartanNash Company Proxy Statement          | Page 65

Executive Compensation

Grants of Plan-Based Awards

long-term cash incentive award granted under the 2010 Executive Cash Incentive Plan as awarded in May 2013. Following the change in the Company’s fiscal year end, the Compensation Committee modified this award to cover two performance periods, including the 39-week transition period and a 105-week performance period following the transition period, and an additional vesting period ending May 1, 2016. Please see page 49 of this proxy statement for more information regarding the long-term cash incentive awards.

Discussion of Summary Compensation and Plan-Based Awards Tables

The Company paid the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth above in the “Compensation Discussion and Analysis” section of this proxy statement. A summary of certain material terms of our compensation plans and arrangements is set forth below.

Salary; Employment Agreements. Each named executive officer is paid a salary pursuant to an employment agreement with the Company. For information regarding determination of base salaries, see the Compensation Discussion and Analysis section of this proxy statement.

The Company has entered into an Executive Employment Agreement with each of its executive officers. None of the agreements have a specified term of years. Under the terms of each Agreement, the Company will employ the executive as an officer of the Company for an indefinite period of time until termination of employment. Each executive officer receives a base salary that will be reviewed annually and is eligible to participate in any of the Company’s bonus programs. Each executive officer’s employment terminates automatically in the event of death, and the Company may terminate the executive’s employment for disability or for cause. Please see the Potential Payments Upon Termination or Change-in-Control section of this proxy statement for detailed information regarding payments to executive officers upon termination of employment for any reason.

Non-Equity Incentive Plan Awards. As discussed in detail on page 48, for FYE 12/28/13, each named executive officer was granted the opportunity to earn cash incentive compensation on an annual basis, and a long-term incentive award covering three fiscal years. The awards were granted under the Company’s shareholder approved Executive Cash Incentive Plan of 2010.

The Executive Plan is a non-equity incentive compensation plan that is designed to motivate executive officers and other participants who are in a position to make substantial contributions toward the achievement of goals established under the plan. The plan is designed to:

•	motivate participants to achieve SpartanNash’s annual financial and business objectives;

•	allow participants to share appropriately in SpartanNash’s financial success;

•	provide a competitive incentive compensation opportunity;

•	create linkage between participant contribution and SpartanNash’s business and financial objectives; and

•	assist in the attraction, retention, and motivation of plan participants.

The Executive Plan permits incentive compensation paid under the plan to be deductible under the Internal Revenue Code. Under the terms of the Executive Plan, the Compensation Committee may use only objective measures of

Page 66 |          SpartanNash Proxy Statement

Executive Compensation

Grants of Plan-Based Awards

financial performance specified in the Plan itself (or approved by the Company’s shareholders at a later date), and it must specify the relationship between the level of the cash incentive award and the performance measure. Payment of cash incentive awards under the Executive Plan is entirely contingent on the achievement of specified objective measures of performance.

Restricted Stock. All shares of restricted stock were awarded to the named executive officers pursuant to the Stock Incentive Plan of 2005. This plan, and the 2001 Stock Incentive Plan, are the Company’s two equity incentive plans. Both plans have been approved by the Company’s shareholders. Awards under Spartan’s equity compensation plans are designed to:

•	align executive and shareholder interests;

•	reward executives and other key associates for building shareholder value; and

•	encourage long-term investment in Spartan.

Prior to making any equity awards, the Compensation Committee considers share usage under all of the Company’s equity compensation plans, dilution of shareholders, and each executive’s current ownership of the Company’s stock.

Equity incentive awards have several key advantages over cash compensation, including promoting executive retention through the use of vesting periods and aligning executive and shareholder interests by giving executives an ownership stake in the Company.

The shares of restricted stock granted to the named executive officers in May 2013 vest in four equal yearly increments on May 1 of each year. In other words, the first one-fourth of the shares will vest on May 1, 2014, the second one-fourth vests on May 1, 2015, the third one-fourth vests on May 1, 2016 and the final one-fourth vests on May 1, 2017. If the employment of an executive officer is terminated for any reason other than death, disability, or retirement, then all unvested shares of restricted stock are forfeited unless the Compensation Committee exercises its discretion to waive any remaining restrictions. If an executive officer dies or becomes disabled, then all outstanding shares of restricted stock will vest automatically. In the event of retirement, the outstanding shares will continue to vest, provided that the executive continues to comply with the noncompetition covenants applicable to the award. If a change in control (as defined in the Incentive Plan) occurs, then all unvested shares of restricted stock will automatically vest. For information regarding accelerated vesting of restricted stock upon termination or a change-in-control of the Company, please see the section entitled “Potential Payments Upon Termination or Change-in-Control.”

Dividends. Executives receive any dividends paid on vested and unvested restricted shares at the rate dividends are paid on common stock.

Holding Period. The shares of restricted stock awarded to the named executive officers are subject to forfeiture if not held until the restrictions applicable to the shares have elapsed. While the shares of restricted stock once vested are not subject to an express holding period, each named executive officer must comply with the stock ownership guidelines discussed on page 81. Until the specified level of ownership is achieved, executives are required to hold at least 50% of all restricted stock granted to them.

Stock Bonus Plan. Spartan’s named executive officers and certain other key associates may elect to receive all or a portion of any annual cash incentive award they may receive in the form of SpartanNash common stock pursuant to the Company’s 2001 Stock Bonus Plan. The Stock Bonus Plan is designed to create additional

SpartanNash Company Proxy Statement          | Page 67

Executive Compensation

Grants of Plan-Based Awards

incentive for participants to make significant contributions to the long-term performance and growth of the Company and to join the interests of participants with the Company’s shareholders. Under the Plan, participants have ten days following notification of the amount of their annual cash incentive award (if any) to provide a written election to receive up to 100% of their annual cash incentive award in the form of SpartanNash stock. At the conclusion of the ten-day election period, associates who make such an election receive Spartan common stock having a value equal to the portion of the annual cash incentive award designated by the associate, plus an additional grant of shares having a value of up to 30% of the portion of the participant’s annual cash incentive award that he or she elected to receive in stock. The common stock granted under the plan is valued at the average of the highest and lowest sales prices of Spartan common stock reported by Nasdaq on the first trading day following the conclusion of the ten-day election period. All shares issued under the Stock Bonus Plan are subject to a twelve-month holding period. The Compensation Committee has determined that, beginning with incentive award opportunities granted in 2014, participants in the plan will receive additional shares having a value of 20% of the elected cash bonus amount. In addition, the minimum holding period will be extended to 24 months.

Pension Benefits and Non-Qualified Deferred Compensation. For information on pension benefits and non-qualified deferred compensation, please see the tables and accompanying narrative below.

All Other Compensation. The amounts reported under “All Other Compensation” include dividends paid on unvested restricted stock awards (which are paid at the same rate as dividends paid on the Company’s common stock), matching payments for contributions to the Company’s qualified and non-qualified retirement plans.

“All Other Compensation” also includes the dollar value of premiums paid by the Company for group term life insurance for the named executive officers. The Company pays group term life insurance premiums for all of its associates.

Page 68 |          SpartanNash Proxy Statement

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and restricted stock awards that have not vested for each named executive officer outstanding as of December 28, 2013:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Dennis Eidson	37,400	-	13.87	5/15/19	126,807	3,009,130
	11,200	-	23.04	10/15/18
	34,300	-	22.69	5/16/18
	1,020	-	22.50	10/17/17
	10,600	-	28.28	5/18/17
	12,000	-	13.70	5/10/16
	6,250	-	11.50	5/11/15
	3,125	-	3.25	5/12/14
David M. Staples	13,800	-	13.87	5/15/19	37,878	898,845
	21,000	-	22.69	5/16/18
	7,500	-	28.28	5/18/17
	9,000	-	13.70	5/10/16
	3,125	-	11.50	5/11/15
	1,563	-	3.25	5/12/14
Theodore C. Adornato	8,800	-	13.87	5/15/19	25,218	598,423
	13,300	-	22.69	5/16/18
	4,900	-	28.28	5/18/17
	8,000	-	13.70	5/10/16
	3,282	-	11.50	5/11/15
Derek R. Jones	8,800	-	13.87	5/15/19	25,218	598,423
	13,300	-	22.69	5/16/18
	4,900	-	28.28	5/18/17
	6,000	-	17.13	9/17/16
Alex J. DeYonker	8,800	-	13.87	5/15/19	25,218	598,423
	13,300	-	22.69	5/16/18
	4,900	-	28.28	5/18/17
	6,000	-	17.13	10/1/16

(1)	All exercisable options are fully vested.

(2)	The market value reflected in this column is based on a closing market price of $23.73 on December 27, 2013 (the last trading day of FYE 12/28/13) as reported by the Nasdaq Global Select Market.

SpartanNash Company Proxy Statement          | Page 69

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

(3)	The following table sets forth the vesting dates for unvested option awards and restricted stock awards to each named executive officer as of December 28, 2013.

Vesting Schedule for Restricted Stock and Options

	Dennis Eidson		David Staples		Theodore Adornato		Derek R. Jones		Alex DeYonker
Vesting Date	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)
5/1/14	-	7,920	-	2,920	-	1,860	-	1,860	-	1,860
5/1/14	-	8,224	-	2,468	-	1,644	-	1,644	-	1,644
5/1/14	-	11,167	-	3,335	-	2,230	-	2,230	-	2,230
5/1/14	-	11,367	-	3,240	-	2,166	-	2,166	-	2,166
5/1/14		11,501		3,408		2,278		2,278		2,278
5/1/15	-	8,224	-	2,468	-	1,644	-	1,644	-	1,644
5/1/15	-	11,167	-	3,335	-	2,230	-	2,230	-	2,230
5/1/15	-	11,367	-	3,240	-	2,166	-	2,166	-	2,166
5/1/15		11,501		3,408		2,278		2,278		2,278
5/1/16	-	11,367	-	3,240	-	2,166	-	2,166	-	2,166
5/1/16		11,501		3,408		2,278		2,278		2,278
5/1/17		11,501		3,408		2,278		2,278		2,278

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of restricted stock during the last completed fiscal year for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dennis Eidson	-	-	43,392	699,479
David M. Staples	-	-	14,143	227,985
Theodore C. Adornato	2,188	42,885	9,280	149,594
Derek R. Jones	-	-	9,280	149,594
Alex J. DeYonker	-	-	9,280	149,594

(1)	The dollar values reported in this column are calculated by multiplying the number of shares acquired on exercise by the “spread” between the closing price of SpartanNash common stock on the date of the exercise and the exercise price of the option.

(2)	The dollar values reported in this column are calculated using the market value of the stock on the date of vesting.

Page 70 |          SpartanNash Proxy Statement

Executive Compensation

Pension Benefits

Pension Benefits

Our named executive officers are eligible to participate in the Spartan Stores Cash Balance Pension Plan, a qualified pension plan. The Plan utilizes a cash balance formula under which principal credits are added annually to a participant’s “account.” Effective January 1, 2011, the Cash Balance Pension Plan was frozen and, as a result, additional service credits are no longer added to each Associate’s account, however, interest credits will continue to accrue. Prior to the suspension of basic credits, the basic principal credit formula equaled a percentage of the participant’s compensation based upon a participant’s years of service at the beginning of the calendar year in accordance with the following table:

Years of Service as of January 1	Percentage of Participant’s Compensation
0 – 5	2.5%
6 – 15	3
16 – 25	4
26 or more	5

The participants in the Cash Balance Pension Plan will continue to accrue interest credits at the end of each month until the cash balance is paid out. The interest rate used for this purpose is the average of the 10-year Treasury interest rate over the 12 months ending in November of the prior calendar year, or 2.05%, whichever is greater.

Upon termination of employment, a participant will be entitled to his or her vested accrued benefit, which may be distributed either in a monthly annuity or in a lump sum. A participant is considered vested after three years of service. For the calendar years beginning January 1, 2004 a year of vested services is credited for each calendar year that a participant is credited with 1,000 hours of service. If distributed in a lump sum, the participant’s benefit generally will be equal to the participant’s account balance.

The table below summarizes the pension benefits for our named executive officers.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)(3)
Dennis Eidson	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	10.75 10.75	49,745 102,931
David M. Staples	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	13.75 13.75	92,597 100,208
Theodore C. Adornato(4)	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	9.00 9.00	40,975 36,441
Derek R. Jones(4)	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	6.00 6.00	20,166 14,450
Alex J. DeYonker(4)	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	6.00 6.00	20,166 21,690

(1)

Represents the actuarial present value of the named executive officer’s accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes (December 28, 2013). For more information, see Note 10, Associate Retirement

SpartanNash Company Proxy Statement          | Page 71

Executive Compensation

Pension Benefits

Plans, to the audited financial statements of SpartanNash contained in the Company’s Transition Report on Form 10-K for the period ended December 28, 2013.

(2)	None of our named executive officers received a distribution from any pension plan during the fiscal year ended December 28, 2013.

(3)	The Cash Balance Pension Plan was frozen effective January 1, 2011. Even though participants may continue to accrue years of credited service, the additional years do not increase the value of the accumulated benefit, but increased service years affect the distribution payment options at termination. These changes are also effective for the Supplemental Executive Retirement Plan, which mirrors the Cash Balance Pension Plan (as discussed below), except that distribution options under the Supplemental Executive Retirement Plan are different.

(4)	Mr. Adornato’s actual service to the Company exceeds his credited service by one year as of the measurement date. Mr. DeYonker’s and Mr. Jones’ actual service to the Company exceeds their respective credited service by 1.25 years as of the measurement date.

Qualified Defined Contribution Retirement Plan

The Company maintains the Savings Plus Plan, a qualified 401(k) defined contribution retirement plan that is generally open to all of the Company’s non-union associates. Our named executive officers are eligible to participate in the Savings Plus Plan, subject to wage and contribution limits imposed by the Internal Revenue Code.

The Savings Plus Plan allows for 50% matching contributions by the Company up to 6%

of salary. Matching contributions are subject to a vesting schedule for associates with less than five years of service. The Savings Plus Plan also includes a discretionary profit-sharing contribution for eligible participants. The profit-sharing contribution is targeted at 1.5% of eligible compensation annually, subject to fiscal year end results. The contribution for FYE 12/28/13 was 1.6% which was contributed to participants’ accounts in March 2014.

Non-Qualified Deferred Compensation

SpartanNash maintains two nonqualified deferred compensation plans: the Supplemental Executive Retirement Plan (“SERP”), which provides nonqualified deferred compensation benefits to SpartanNash’s officers, and the Supplemental Executive Savings Plan (“SESP”), which is a nonqualified deferred compensation plan for SpartanNash’s officers and director-level associates.

The purpose of the SERP is to provide officers with the benefits that they are otherwise denied under the Cash Balance Pension Plan due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the “statutory limits.” Accordingly, each officer’s benefit under the SERP is equal to the officer’s benefit that would have accrued under the Pension Plan but for the operation of the statutory limits, minus the accrued benefit actually payable to the officer under the Pension Plan calculated in accordance with the statutory limits. The suspension of basic credits under the Cash Balance Pension Plan (as described

Page 72 |          SpartanNash Proxy Statement

Executive Compensation

Non-Qualified Deferred Compensation

above) has a corresponding impact on the SERP (i.e., SERP participants will no longer accrue basic credits under the SERP, but may accrue interest credits).

Benefits under the SERP are paid from SpartanNash’s general assets. There is no separate trust that has been established to fund benefits.

The purpose of the SESP is to provide officers with the benefits that they are otherwise denied under the Company’s qualified savings plan, the Savings Plus Plan, due to statutory limits. Participants in the SESP may defer up to 50% of base salary and up to 100% of any bonuses under the plan. This opportunity is in addition to a participant’s savings opportunity under the Savings Plus Plan (subject to statutory limits). Participants in the SESP are entitled to a Company-matching contribution that mirrors the 50% matching contribution by the Company up to 6% of salary under the Savings Plus Plan, except the statutory limits do not apply. SESP participants are entitled to a profit sharing contribution that mirrors the Company’s discretionary profit-sharing contribution in the Savings Plus Plan, as described above under caption “Qualified defined contribution retirement plan,” but only to the extent that statutory limits prevent such participants from receiving the match under the Savings Plus Plan.

The SESP provides participants with various investment alternatives, consisting primarily of mutual funds. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the contributions had actually been invested in the selected investment fund during the relevant time period.

The following table provides certain information regarding participation of the named executive officers in our non-qualified deferred compensation plans.

Non-Qualified Deferred Compensation

Name	Executive Contributions In Last FY(1) ($)	Registrant Contributions In Last FY ($)	Aggregate Earnings In Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE(2) ($)
Dennis Eidson	$42,898	$41,595	$59,790	-	$675,905
David M. Staples	39,457	21,312	23,295	-	527,990
Theodore C. Adornato	11,505	10,842	46,744	-	270,762
Derek R. Jones	7,313	8,621	12,680	-	118,831
Alex J. DeYonker	40,059	15,002	31,471	-	471,440

(1)	All of the amounts in this column are also reported as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table of this proxy statement.

(2)	The aggregate balance at last fiscal year-end shown in this column includes Company contributions in prior years which were reported as “All Other Compensation” on the Summary Compensation Table for the applicable year. Company contributions in prior years that have previously been reported for each named executive officer are as follows: $173,400 for Mr. Eidson, $85,424 for Mr. Staples, $56,277 for Mr. Adornato, $20,569 for Mr. Jones and $42,652 for Mr. DeYonker.

SpartanNash Company Proxy Statement          | Page 73

Executive Compensation

Potential Payments Upon Termination or Change-in-Control

Potential Payments Upon Termination or Change-in-Control

All Named Executive Officers

The following discussion applies to the Company’s named executive officers. SpartanNash has entered into an employment agreement and severance agreement with each of its named executive officers. The employment agreements and severance agreements are summarized below.

Executive Employment Agreements

Each of SpartanNash’s executive officers has an employment agreement with SpartanNash providing that if the officer’s employment is terminated by SpartanNash other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), the officer will receive the payments and benefits described and quantified in the table on page 76.

Each named executive officer’s employment agreement requires that the officer meet certain conditions to be eligible for severance pay, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

Executives will not receive severance payments or benefits under the Executive Employment Agreements if they receive any payments or benefits under the Executive Severance Agreements, which are described below.

Executive Severance Agreements

Each of SpartanNash’s named executive officers has an executive severance agreement with SpartanNash. Under these agreements, if the officer’s employment with SpartanNash terminates for reasons other than a nonqualifying termination (as described below) during the two-year period following a change in control (as described below) of SpartanNash, then the officer will receive the payments and benefits described and quantified in the table on page 78. Each of the Company’s executives is required to accept up to a 10% reduction of severance benefits to avoid imposition of any excise tax imputed under the Internal Revenue Code.

SpartanNash will not provide benefits under the executive severance agreements in the event of a “nonqualifying termination.” A nonqualifying termination is defined in the agreements as any of the following: termination by SpartanNash for cause, termination by the officer (with notice to the Company) for any reason other than for good reason (as defined in the executive severance agreement), retirement of the officer, and death or disability of the officer.

The term “change in control” is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of SpartanNash, (2) the majority of the Board being comprised of persons other than the current members of the Board or their successors whose nominations were approved by at least two-thirds of the Board, or (3) the effective time of certain mergers, reorganizations, plans of dissolution or sales of substantially all of SpartanNash’s assets. Prior to June 2010, under the executive severance agreements a “change in control” was deemed to occur upon the shareholder approval of a change in control transaction. In June 2010, our executive officers agreed to amendments to the executive severance agreements providing that a change in control is deemed to occur only upon the effective time and consummation of a change in control transaction. This modification

Page 74 |          SpartanNash Proxy Statement

Executive Compensation

Potential Payments Upon Termination or Change-in-Control

eliminates the possibility that benefits under the executive severance agreements would be payable if the change in control transaction is approved by shareholders, but not completed.

The Company believes that the employment agreements and executive severance agreements help retain our executives and keep them focused on implementing our strategic plan during a time of increased competition, consolidation, and uncertainty in our industry. The agreements provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of the company.

Providing severance to our executives is an appropriate bridge to subsequent employment if the person is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time longer. In addition, the agreements benefit the Company by enabling executives to remain focused on the business of the Company in uncertain times without the distraction of potential job loss.

The executive severance agreements are even more important in the context of a change in control as we believe they will motivate and encourage each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, which would otherwise result in losing the opportunity to vest in equity awards, which comprise a significant portion of each executive’s compensation. We believe this benefits the Company and the potential acquirer because it enables the Company to retain and motivate the executive during the time preceding a potential change in control.

SpartanNash Company Proxy Statement          | Page 75

Executive Compensation

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to each named executive officer upon termination for the reasons set forth below, assuming that the triggering event took place on December 28, 2013 (and that no change in control took place before the triggering event):

Potential Payments upon Termination Not in Connection

with a Change in Control

	Dennis Eidson	David M. Staples	Theodore C. Adornato	Derek R. Jones	Alex J. DeYonker
Termination Other than for Retirement, Death, Disability or Cause(1)(2)
Lump-Sum Salary Payment(3)	$810,000	$450,335	$340,003	$332,121	$388,413
Health Coverage Reimbursement (COBRA)(4)	12,291	17,535	5,832	19,148	11,821
Outplacement Assistance	10,000	10,000	10,000	10,000	10,000
TOTAL	$832,291	$477,870	$355,835	$361,269	$410,234
Retirement(5)(6)(7)
Restricted Stock Vesting(8)	3,009,130	898,845	598,423	598,423	598,423
Annual Cash Incentive Award(9)	905,783	302,152	190,104	185,697	217,172
Long-Term Cash Incentive Award(10)	976,981	286,943	191,852	191,852	191,852
TOTAL	$4,891,894	$1,487,940	$980,379	$975,972	$1,007,447
Death or Disability(6)(7)
Restricted Stock Vesting(8)	3,009,130	898,845	598,423	598,423	598,423
Annual Cash Incentive Award(9)	905,783	302,152	190,104	185,697	217,172
Long-Term Cash Incentive Award(11)	976,981	286,943	191,852	191,852	191,852
TOTAL	$4,891,894	$1,487,940	$980,379	$975,972	$1,007,447

(1)	Under the Employment Agreements with each named executive officer, the Company will provide severance payments and benefits only if the named executive officer is terminated by the Company at will (i.e., not for death, disability, or “cause” as defined in the agreements), or if the executive terminates the employment for “good reason,” as defined in the Employment Agreements.

(2)	Any named executive officer who is terminated for cause (as defined in the Employment Agreements) will receive only salary and benefits accrued as of the date of termination.

(3)	The Employment Agreements with each named executive officer requires lump-sum payment of an amount equal to the executive’s salary for a period of fifty-two weeks following the week in which the employment terminates.

(4)	The amounts would be paid as reimbursement by the Company to the executive for the COBRA continuation coverage premium necessary to continue the named executive officer’s then-current health, dental, and prescription drug coverage (for the executive and any dependents) for a period of 52 weeks following termination.

(5)

Under the terms of the Executive Plan and the Company’s equity incentive plans, an associate is eligible for retirement after attaining age 65, or age 55 if the associate has 10 years of service. Mr. Eidson is eligible for retirement status. None of the other named executive officers are eligible for retirement, and would therefore not receive the payments set forth under the caption “Retirement.” For those officers, the amounts set forth under “Retirement” are provided solely for

Page 76 |          SpartanNash Proxy Statement

Executive Compensation

Potential Payments Upon Termination or Change-in-Control

the purpose of illustrating the payments that would be made if the named executive officers were eligible for retirement as of December 28, 2013.

(6)	The named executive officers will receive benefits under the SERP and Cash Balance Pension Plan as described in the “Pension Benefits” and “Non-Qualified Deferred Compensation” sections of this proxy statement.

(7)	Under the terms of each stock option grant to our named executive officers, a participant that retires as an associate of the Company may exercise any options granted under the Plan according to their terms during the remaining term of the options. If a participant dies or becomes disabled, then any options that are not exercisable at the time of the death or disability are forfeited. As of the date of this proxy statement, all outstanding options are fully vested and exercisable.

(8)	Under the terms of the Company’s stock incentive plans, if a Plan participant becomes disabled or dies, then the participant will receive a pro-rata portion of any unvested restricted stock, but the plans also permit the Compensation Committee, in its sole discretion, to waive any restrictions remaining on any remaining shares of restricted stock before or after the death, retirement, or disability of the participant. Pursuant to its discretionary authority, the Compensation Committee has included in the terms and conditions of each grant of restricted stock to the named executive officers a provision for the automatic vesting of restricted stock upon the death or disability of the named executive officer. Prior to December 2013, upon an eligible retirement, Plan participants would receive a pro-rata portion of any unvested shares of restricted stock. In December 2013, the Compensation Committee determined that upon an eligible retirement, the restricted stock shares held by any plan participant will continue to vest in accordance with the terms of the original grant.

(9)	Under the terms of each named executive officer’s annual cash incentive award, in the event of retirement, death, or disability before the completion of the performance period, the named executive officer will earn a pro-rata portion of the award based on the number of weeks of employment during the performance period. Each named executive officer’s annual cash incentive award was earned as of the end of FYE 12/28/13 (the date of the assumed triggering event) and is included in the Non-Equity Incentive Compensation reported in the Summary Compensation Table. Please see Note 5 to the Summary Compensation Table for more information.

(10)	Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award under the Executive Plan, if a named executive officer retires during the performance period, then the payout, if any, will be the amount the officer would have earned had he remained employed with the Company for the full performance and vesting period based on actual performance results, paid on a pro-rated basis according to the length of employment during the performance period. If an officer retires after the performance period but before the vesting date, the earned portion of the award, if any, will be paid. The amounts reported in the table are based on the Company’s actual performance with respect to EPS and ROIC for FYE 3/31/12, FYE 3/30/13 and FYE 12/28/13. A portion of each named executive officer’s long-term cash incentive award was earned as of the end of FYE 12/28/13 and is included in the Non-Equity Incentive Compensation reported in the Summary Compensation Table. Please see Note 5 to the Summary Compensation Table for more information.

(11)

Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award under the Executive Plan, if a named executive officer dies or becomes disabled

SpartanNash Company Proxy Statement          | Page 77

Executive Compensation

Potential Payments Upon Termination or Change-in-Control

with 12 months or more remaining in the performance period, the target bonus will be paid on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled with less than 12 months remaining in the performance period, the payout, if any, will be paid based on actual performance results on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled after the performance period, any earned portion of the award will be paid. The amounts reported in the table are based on the Company’s actual performance with respect to EPS and ROIC for FYE 3/31/12, FYE 3/30/13 and FYE 12/28/13. A portion of each named executive officer’s long-term cash incentive award was earned as of the end of FYE 12/28/13 and is included in the Non-Equity Incentive Compensation reported in the Summary Compensation Table. Please see Note 5 to the Summary Compensation Table for more information.

The following table summarizes the potential payments and benefits payable to each of Spartan’s named executive officers upon termination after a change of control of the Company, assuming that the change in control and termination took place on December 28, 2013.

Potential Payments upon Termination in

Connection with a Change in Control

	Dennis Eidson	David M. Staples	Theodore C. Adornato	Derek R. Jones	Alex J. DeYonker
Lump Sum Payment(1)	$3,422,011	$1,500,781	$1,057,262	$1,032,756	$1,207,798
Long-Term Cash Incentive Award(2)	1,515,443	446,488	298,524	298,524	298,524
Acceleration of Options(3)	—	—	—	—	—
Acceleration of Restricted Stock(3)	3,009,130	898,845	598,423	598,423	598,423
Cash Balance Pension Plan Benefit and SERP Benefit(4)	7,104	8,971	3,602	1,611	1,948
Continued Benefits(5)	96,126	131,623	67,767	135,134	108,745
Outplacement Services(6)	25,000	25,000	25,000	25,000	25,000
Adjustment to Avoid Tax Gross-Up(7)	—	—	—	—	—
Excise Tax Gross-Up(7)(8)	—	—	—	—	—

TOTAL	$8,074,814	$3,011,708	$2,050,578	$2,091,448	$2,240,438

(1)	Under the Executive Severance Agreements, each officer is entitled to receive a lump sum payment equal to the sum of: (a) the executive’s unpaid base salary through the date of termination, (b) any unpaid annual incentive awards that have been earned and become payable, (c) a pro-rata portion of the executive’s target bonus under the Incentive Plan for the year of termination, and (d) an amount equal to twice the sum of: (i) the higher of the executive’s annual base salary rate as of the date of termination and base salary on the date before the change in control; and (ii) the higher of the executive’s current year target bonus under the Incentive Plan (with such calculations to be made as though the target level has been achieved) and the current-year forecasted bonus under the Incentive Plan as of the Date of Termination. If the Board of Directors has not established a target bonus under the Incentive Plan for the current year at the time of the change in control, then the previous year’s target bonus will be used to determine the amounts described above in clauses (c) and (d)(ii).

(2)	Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award, upon a change in control of the Company during the performance period,

Page 78 |          SpartanNash Proxy Statement

Executive Compensation

Potential Payments Upon Termination or Change-in-Control

each officer will earn a long-term cash incentive award equal to the greater of the target amount or the projected earned amount of the award based on the Company’s performance as of the date of the change in control, to be paid on a pro-rata basis for the length of employment during the performance period prior to the change in control. If a change in control follows the performance period, any earned but unvested portion of the award will be payable in full upon the earliest to occur of the termination of the officer’s employment for any reason, the applicable vesting date, or the date that is the 15th day of the third month following the change in control. The amounts reported in the table represent the actual amount earned by each officer with respect to EPS for FYE 12/28/13, FYE 3/30/13 and FYE 3/31/12, the actual amount earned by each officer with respect to the ROIC award for the 39-week transition period, and the target award for each officer with respect EPS, net sales, and merger synergies for the 105-week performance period ending January 2, 2016.

(3)	Upon a change in control, each officer’s unvested stock options will vest and unvested shares of restricted stock will vest. Because all options held by the named executive officers were fully vested as of December 28, 2013, no options would be accelerated.

(4)	Each Executive Severance Agreement calls for a lump sum payment equal to: (a) the difference between the officer’s Spartan Cash Balance Pension Plan account balance on the date of termination and the amount he or she would have been entitled to receive under the SpartanNash Cash Balance Pension Plan, assuming the officer was fully vested under the Plan and had continued employment and years of service coverage for 24 additional months; and (b) the difference between the named executive officer’s SERP account balance as of the date of employment termination and the account balance if the executive remained employed for 24 additional months.

(5)	Under the Executive Severance Agreements, each named executive officer will receive reimbursement for the following benefits (a) for 24 months, all health, dental and prescription drug benefits for the officer and his or her family; (b) for 12 months, tax and financial planning benefits; and (c) for 24 months, Company funded life insurance coverage. The reimbursement amount also includes an amount necessary to eliminate the income tax cost to the named executive officer resulting from any conversion of such benefits from non-taxable employee benefits to taxable reimbursements.

(6)	Under the Executive Severance Agreement, each named executive officer is entitled to outplacement assistance in an amount not to exceed $25,000.

(7)	Upon a change in control, associates may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Executive Severance Agreements require the Company to reimburse the affected associates for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes (the “Excise Tax Gross-Up”), except that each of the named executive officers will be required to accept up to a 10% reduction of severance benefits to avoid imposition of any excise tax imputed pursuant to IRC Sections 280G and 4999. As shown in the table, if any of the named executive officers had been terminated upon a change in control on December 28, 2013, then no excise taxes would have been payable, and no reduction in benefits would have been required to avoid any excise taxes.

(8)	The calculations used to determine potential excise tax liability under Section 280G are based on an excise tax rate of 20%, a 39.68% effective federal income tax rate, a 2.35% Medicare tax rate and a 4.25% state income tax rate.

SpartanNash Company Proxy Statement          | Page 79

Compensation of Directors

Compensation of Directors

SpartanNash believes that attracting and retaining talented directors is of fundamental importance to the Company and its shareholders. The Compensation Committee coordinates with the Nominating and Corporate Governance Committee to evaluate whether the Company’s non-employee directors are fairly compensated for their services to the Company. Employee directors do not receive compensation for service as a director. In making director compensation decisions, the Compensation Committee is guided by three basic principles:

•	compensation should fairly pay directors for services expected of a director of a company of similar size and scope to the Company;

•	compensation should align directors’ interests with the long-term interests of shareholders; and

•	the structure of the compensation should be transparent and easy for shareholders to understand.

The Compensation Committee conducts periodic reviews of non-employee director compensation with these guiding principles in mind. The Committee also reviews compensation survey data for retail companies and companies of comparable size by revenue to help the Company compensate its directors fairly and competitively.

For FYE 12/28/13, each non-executive director except for the directors who joined the Board of Directors in November 2013 and Mr. Sturken, the non-executive Chairman of the Board, received an annual retainer of $45,000 and $1,500 for attendance at each meeting of the Board of Directors (or $750 if attending the meeting by telephone conference), and $1,000 for attendance at any meeting of a Board committee (or $500 if attending by telephone conference). The Audit Committee chairperson received an additional $15,000 fee, the chairperson of the Compensation Committee received an additional $10,000 fee, and the chairperson of the Nominating and Corporate Governance Committee received an additional $20,000 fee. Non-executive directors also are reimbursed for travel and lodging expenses for meetings attended.

As non-executive Chairman of the Board, Mr. Sturken received an annual retainer of $150,000, and was not entitled to receive any fees for meeting attendance.

The Board’s compensation policy seeks to provide each non-employee director with equity compensation that approximates the 50th percentile level for such compensation among directors of our Peer Group Companies. Annual equity awards to directors are made in the form of restricted stock. The value of the equity award had been set at $70,000 for FYE 12/28/13. In May 2013, due to an administrative error, the value of the restricted stock grant to directors was approximately $65,000 instead of $70,000. Each then-current non-employee director subsequently received a cash payment of $5,000 to cover the difference.

After the Merger between Spartan Stores and Nash Finch, the Compensation Committee reviewed the Company’s Board compensation structure with the assistance of its compensation consultant. This review reflected that market practice was trending away from meeting fees. As a result, the Board of Directors determined to transition to a compensation structure consisting of cash and equity retainers beginning in FYE 1/3/15. In connection with this effort, the Board established the following compensation components and amounts:

•	All non-employee Directors:

-	$60,000 cash retainer;

-	$90,000 restricted stock grant;

•	Chairman of the Board: $150,000 cash retainer;

Page 80 |          SpartanNash Proxy Statement

Compensation of Directors

•	Lead Independent Director: $15,000 cash retainer;

•	Audit Committee Chair: $15,000 cash retainer;

•	Audit Committee Members: $12,500 cash retainer;

•	Compensation Committee Chair: $15,000 cash retainer;

•	Compensation Committee Members $10,000 cash retainer;

•	Nominating & Governance Committee Chair: $10,000 cash retainer; and

•	Nominating & Governance Committee Members: $7,500 cash retainer.

The Company has established stock ownership guidelines for non-employee directors to help align the interests of directors with those of our shareholders. Under these guidelines, each director is expected to acquire and continue to hold shares of the Company’s common stock having an aggregate market value from time to time which equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Each director is expected to achieve the target ownership level within five years of becoming a director. Incumbent directors at the time of the policy’s adoption in 2006 had five years from the date of adoption to comply.

On May 14, 2013 each non-executive director serving at the time was issued 3,736 shares of restricted stock pursuant to the Stock Incentive Plan of 2005, which is scheduled to vest on May 1, 2014, subject to continuing service as a director. The shares awarded to Mr. Morganthall were forfeited upon his resignation as Director following the announcement of Kroger Co.‘s acquisition of Harris Teeter Supermarkets, Inc. The Compensation Committee waived the forfeiture provision with respect to Ms. Beck’s shares in February 2014 in recognition of the service she provided to the Company in connection with the Merger of Spartan Stores and Nash Finch.

The following table provides information concerning the compensation of non-executive directors for Spartan’s last completed fiscal year. Messrs. Foret, Hacker, Proctor and Voss joined the Board on November 19, 2013.

Director Compensation

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total(3) ($)
M. Shân Atkins	72,500	65,940	138,440
Wendy A. Beck(4)	49,000	65,940	114,940
Mickey P. Foret	1,500	-	1,500
Dr. Frank M. Gambino	55,500	65,940	121,440
Douglas A. Hacker	2,500	-	2,500
Yvonne R. Jackson	71,750	65,940	137,690
Frederick J. Morganthall, II(5)	22,000	65,940	87,940
Elizabeth A. Nickels	53,500	65,940	119,440
Timothy J. O’Donovan	86,750	65,940	152,690
Hawthorne L. Proctor	1,500	-	1,500
Craig C. Sturken	132,500	65,940	198,440
William R. Voss	2,500	-	2,500

SpartanNash Company Proxy Statement          | Page 81

Compensation of Directors

(1)	These amounts represent the portion of the grant date fair value of restricted stock determined in accordance with ASC 718. For details regarding the assumptions used in the valuation of share-based awards, see Note 13, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Transition Report on Form 10-K for the period ended December 28, 2013.

(2)	On May 14, 2013, each of the directors named above received a grant of 3,736 shares of restricted stock having a grant date fair value of $17.65 per share (for an aggregate value of $65,940). All of the shares of restricted stock awarded to directors in May 2013 will vest on May 1, 2014.

(3)	The following table presents the number of outstanding shares of restricted stock and outstanding stock options held by each current non-executive director as of December 28, 2013. All of the options reported below for Mr. Sturken were awarded to him during his service as an executive officer of the Company.

(4)	Ms. Beck resigned on November 19, 2013.

(5)	Mr. Morganthall resigned on July 29, 2013.

Name	Shares of Restricted Stock Outstanding	Shares Underlying Options (Exercisable)	Shares Underlying Options (Non-Exercisable)
M. Shân Atkins	3,736	9,462	-
Wendy A. Beck	3,736	-	-
Mickey P. Foret	-	-	-
Dr. Frank M. Gambino	3,736	9,462	-
Douglas A. Hacker	-	-	-
Yvonne R. Jackson	3,736	-	-
Frederick J. Morganthall, II	-	-	-
Elizabeth A. Nickels	3,736	9,462	-
Timothy J. O’Donovan	3,736	9,462	-
Hawthorne L. Proctor	-	-	-
Craig C. Sturken	3,736	159,188	-
William R. Voss	-	-	-

Page 82 |          SpartanNash Proxy Statement

Compensation Committee Interlocks and Insider Participation

Compensation Committee Interlocks and Insider Participation

Mr. Hacker, Ms. Jackson, Mr. O’Donovan and Mr. Voss currently serve as members of the Compensation Committee. Dr. Gambino, Ms. Jackson and Mr. O’Donovan served as members of the Compensation Committee during FYE 12/28/13, until the merger of Spartan Stores and Nash Finch in November 2013. Mr. Hacker, Ms. Jackson, Mr. O’Donovan and Mr. Voss served as members of the Compensation Committee following the merger of Spartan Stores and Nash

Finch in November 2013. None of the above members of the Compensation Committee was an officer or associate of SpartanNash or formerly an officer of SpartanNash. None of Spartan’s executive officers served as a member of a compensation committee (or Board committee performing a similar function) for another entity, or served as a director of another entity with an executive officer that serves on the SpartanNash Board of Directors.

Compensation Committee Report

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan’s transition report on Form 10- K and proxy statement.

Respectfully submitted,

Yvonne R. Jackson, Chair

Douglas A. Hacker

Timothy J. O’Donovan

William R. Voss

Transactions with Related Persons

SpartanNash recognizes that transactions with related persons can present potential or actual conflicts of interest. Accordingly, the Company has adopted written policies and procedures intended to ensure that potential conflicts of interests are identified, reviewed, approved, and disclosed as necessary. The Company has regular communications with related persons and relevant associates regarding these policies.

It is the responsibility of SpartanNash’s management to conduct an appropriate review of all transactions with “related persons” (as defined by Nasdaq and SEC rules) for potential conflicts of interest situations on an ongoing basis. Pursuant to Nasdaq Listing Rule 5630 and the Audit Committee Charter, the Audit Committee must evaluate and approve every proposed transaction with a related person. For any proposed transaction in which a director has an interest, SpartanNash’s general policy is that the director may proceed with the transaction only if the material facts of the transaction and the director’s interest in the transaction have been disclosed to the Audit Committee of the Board, the Audit Committee determines that the transaction is fair to SpartanNash, and the transaction is approved by the Audit Committee. There is no established criteria for evaluating such transactions, and the Audit Committee may consider any information or factors as it deems appropriate in making this determination. However, the Audit Committee may not determine that the proposed transaction is “fair” to the Company unless it determines that the

SpartanNash Company Proxy Statement          | Page 83

Transactions with Related Persons

transaction will be made on terms no less favorable than those offered generally to entities that are not affiliated with any director.

Directors and executive officers are required to complete an annual written questionnaire that solicits information regarding any direct or indirect interest that they or members of their family may have in any transaction or series of transactions involving the Company and having a value of $120,000 or more. Directors and executive officers are required to promptly update the Company of any change in the information provided by them in the questionnaire.

SpartanNash has adopted a written conflict of interest policy that requires all associates to report actual and potential conflicts of interest to the Company’s internal auditor.

There were no related person transactions requiring disclosure under SEC rules during FYE 12/28/13 or the current fiscal year to the date of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires SpartanNash’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of SpartanNash common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish SpartanNash with copies of all Section 16(a) reports they file with the SEC. SpartanNash and its legal counsel file Forms 4 and other reports under Section 16(a) on behalf of directors and executive officers to report transactions with the Company under our compensation and benefit plans. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for FYE 12/28/13, we believe that there have been no failures to timely file required reports by our directors and officers.

Shareholder Proposals

To be considered timely, shareholder proposals intended to be presented at the 2015 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by the Company at its principal executive offices not later than December 15, 2014. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8.

All shareholder proposals must comply with the notice provisions set forth in SpartanNash’s bylaws which require that a written notice of a proposal to be considered at the Company’s 2015 annual meeting must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than December 15, 2014, if the meeting is held within 30 days of the calendar date of the 2014 annual meeting. To be effective, such a notice must comply fully with the bylaws. You should address all shareholder proposals to the attention of our Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Page 84 |          SpartanNash Proxy Statement

Solicitation of Proxies

Solicitation of Proxies

We will initially solicit proxies by mail and by making our proxy materials available on the Internet. In addition, directors, officers and associates of SpartanNash and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. We have engaged Eagle Rock Proxy Advisors, LLC at an estimated cost of $7,000, plus expenses and disbursements, to assist in solicitation of proxies.

By Order of the Board of Directors

Kathleen M. Mahoney

Executive Vice President General Counsel and Secretary

Grand Rapids, Michigan

April 14, 2014

SpartanNash Company Proxy Statement          | Page 85

Spartan Stores, Inc. d/b/a SpartanNash Company		Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m.

Eastern time on May 28, 2014.

Vote by Internet
• Go to www.envisionreports.com/SPTN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:		For	Withhold		For	Withhold		For	Withhold
	01 - M. Shân Atkins	☐	☐	02 – Dennis Eidson	☐	☐	03 – Mickey P. Foret	☐	☐
	04 - Frank M. Gambino	☐	☐	05 – Douglas A. Hacker	☐	☐	06 - Yvonne R. Jackson	☐	☐
	07 - Elizabeth A. Nickels	☐	☐	08 – Timothy J. O’Donovan	☐	☐	09 – Hawthorne L. Proctor	☐	☐
	10 - Craig C. Sturken	☐	☐	11 – William R. Voss	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Approval of an amendment to the Articles of Incorporation to change the name of the Company to “SpartanNash Company.”	☐	☐	☐	3. Say on Pay - Advisory approval of the Company’s executive compensation.	☐	☐	☐
	For	Against	Abstain

4. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.	☐	☐	☐

B	Non-Voting Items
Change of Address – Please print your new address below.		Comments – Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01N6JB

2014 Annual Meeting Admission Ticket

2014 Annual Shareholder Meeting of

Spartan Stores, Inc., d/b/a SpartanNash Company

Wednesday, May 28, 2014, 9:00 a.m. Eastern Time

JW Marriott Hotel - Downtown Grand Rapids

235 Louis Street NW, Grand Rapids, Michigan 49503

Admission Ticket Information

Spartan Stores, Inc., d/b/a SpartanNash Company, will be holding its Annual Meeting of Shareholders on May 28, 2014. The Company’s proxy statement provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.

If you plan to attend the Annual Meeting of shareholders, you will need to present this ticket or your notice of availability of proxy materials and photo identification to gain entrance to the meeting.

PLEASE NOTE THAT GIFT BAGS, PRODUCT SAMPLES AND REFRESHMENTS ARE NO LONGER OFFERED AT THE MEETING. Following the completion of the business portion of the meeting, the Company’s management will present a brief report on results for FYE 12/28/13. Shareholders will have an opportunity to ask questions.

Upon arrival, please present this admission ticket or your notice of availability of proxy materials and photo identification at the registration desk. You should send in your proxy or vote electronically even if you plan to attend the meeting.

Telephone and Internet Voting.

On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.

Thank you in advance for your participation in our 2014 Annual Meeting.

Spartan Stores, Inc. d/b/a SpartanNash Company

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Spartan Stores, Inc. d/b/a SpartanNash Company

Notice of 2014 Annual Meeting of Shareholders

JW Marriott Hotel - Downtown Grand Rapids

235 Louis Street NW

Grand Rapids, Michigan 49503

Proxy Solicited by Board of Directors for Annual Meeting – May 28, 2014

Dennis Eidson and David M. Staples, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Spartan Stores, Inc., d/b/a SpartanNash Company, to be held on May 28, 2014 or at any postponement or adjournment thereof.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees named on this proxy as directors, and FOR the approval of the proposals identified in this Proxy. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

This card also serves as voting direction to Fidelity Management Trust Company (“Fidelity”), as trustee of the Spartan Stores, Inc. Savings Plus Plan and the Spartan Stores, Inc. Savings Plus Plan for Union Associates. Shares held in these plans will be voted by Fidelity as directed by the plan participants. Unless otherwise required by law, shares for which Fidelity has not received voting instructions by three business days prior to the meeting date will not be voted.